Exhibit 10.1

CREDIT AGREEMENT

dated as of

February 28, 2013

___________________________

SPRINT NEXTEL CORPORATION,
as Borrower
___________________________

J.P. MORGAN SECURITIES LLC
CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arrangers and Joint Bookrunners
___________________________

BARCLAYS CAPITAL
CREDIT AGRICOLE CORPORATE & INVESTMENT BANK
DEUTSCHE BANK SECURITIES INC.
GOLDMAN SACHS BANK USA
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
RBC CAPITAL MARKETS,
as Joint Bookrunners and

BANK OF AMERICA, N.A.
BARCLAYS BANK PLC
CREDIT AGRICOLE CORPORATE & INVESTMENT BANK
DEUTSCHE BANK AG NEW YORK BRANCH
GOLDMAN SACHS BANK USA
ROYAL BANK OF CANADA,
as Co-Documentation Agents
___________________________

CITIBANK, N.A.,
as Syndication Agent
___________________________

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

TABLE OF CONTENTS

i

ii

SCHEDULES:
Schedule 2.01    - Commitments
Schedule 3.06    - Disclosed Matters
Schedule 3.12    - Subsidiaries
Schedule 6.01    - Existing Indebtedness
Schedule 6.02    - Existing Liens

EXHIBITS:

Exhibit A - Form of Assignment and Assumption
Exhibit B - Form of Joinder Agreement
Exhibit C - Form of Subordination Agreement
Exhibit D - Form of Foreign Lender Exemption Statement

iii

CREDIT AGREEMENT dated as of February 28, 2013 among SPRINT NEXTEL CORPORATION (the “Borrower”), the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
The Borrower has requested that the Lenders extend credit, by means of loans and letters of credit, to them in an aggregate amount up to but not exceeding $2,800,000,000 (which amount may, subject to terms and conditions hereunder, be increased pursuant to Incremental Facilities (as defined below)) to provide funds for general corporate purposes of the Borrower and its Subsidiaries. The Lenders are willing to extend such credit upon the terms and conditions of this Agreement and, accordingly, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS

SECTION 1.01        Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Accession Agreement” means an Accession Agreement substantially in the form of Exhibit A to the Subordination Agreement.
“Acquired Entity” has the meaning assigned to such term in Section 5.09(a).
“Account” means an “account” (as such term is defined in Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York).
“Adjusted Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Adjusted Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
“Adjusted LIBO Rate” means (a) with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate or (b) with respect to any Base Rate Borrowing for any day, an interest rate per annum equal to (i) the LIBO Rate for a one month Interest Period commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) multiplied by (ii) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Applicable Percentage” means (a) with respect to any Revolving Credit Lender for purposes of Section 2.04 (or Section 9.03(c), to the extent relating to Letters of Credit), the percentage of the total Revolving Credit Commitments represented by such Lender's Revolving Credit Commitment and (b) with respect to any Lender in respect of any indemnity claim under Section 9.03(c) arising out of an action or omission of the Administrative Agent under this Agreement, the percentage of the total Commitments of all Classes hereunder represented by the aggregate amount of such Lender's Commitment of all Classes hereunder. If the Commitments hereunder have terminated or expired, the Applicable Percentages shall be determined based upon the percentage of the total Term Loans (if any) and Revolving Credit Exposure represented by the aggregate amount of such Lender's Term Loans and Revolving Credit Exposure hereunder. For purposes of Section 2.19, when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Revolving Credit Commitments (disregarding any Defaulting Lender's Commitment) represented by such Lender's Commitment.
“Applicable Rate” means (a) in the case of any Term Loan, for any day, the applicable rate per annum as may be agreed among the Borrower and Term Loan Lenders in the applicable Incremental Agreement and (b) in the case of Revolving Credit Loans, for any day, the applicable rate per annum set forth below under the caption “Base Rate Loans” or “Eurodollar Loans”, as applicable, based upon the applicable Rating set forth below opposite the respective Type of Revolving Credit Loan and, in the case of the commitment fees payable hereunder, the applicable rate per annum set forth below under the caption “Commitment Fee”:

Level	Rating	Base Rate Loans	Eurodollar Loans	Commitment Fee
Level I	≥ BB+ and Ba1	1.00%	2.00%	0.35%
Level II	≥ BB and Ba2 and not Level I	1.25%	2.25%	0.40%
Level III	≥ BB- and Ba3 and not Level I or II	1.50%	2.50%	0.45%
Level IV	≤ B+ or B1	2.00%	3.00%	0.50%
For the purposes of this Agreement, (i) any change in the Applicable Rate for any outstanding Loan by reason of a change in the Moody's Rating or the S&P Rating shall become effective on the date of announcement or publication by the respective rating agency of a change in such Rating or, in the absence of such announcement or publication, on the effective date of such changed Rating and (ii) at any time at which the S&P Rating differs from the Moody's Rating by one or more levels, the Applicable Rate shall be determined by reference to the lower of the two Ratings.
If the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.
“Approved Fund” means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Arrangers” means J.P. Morgan Securities LLC and Citigroup Global Markets Inc.
“Asset Sale” means any Disposition of any property or assets by the Borrower or any of its Subsidiaries to any other Person that is not the Borrower or a Subsidiary after the Effective Date; provided that “Asset Sale” shall not include (i) any Disposition (or series of related Dispositions) of assets having a fair market value of less than $20,000,000, (ii) Dispositions in connection with Sale and Leaseback Transactions, (iii) Dispositions in connection with Permitted Securitizations, (iv) Dispositions of used, obsolete, worn-out or surplus assets or inventory in the ordinary course of business, (v) Dispositions of cash and cash equivalents, (vi) the sale or discounting of overdue Accounts in the ordinary course of business, (vii) licenses or sublicenses of Intellectual Property in the ordinary course of business or to settle pending or threatened litigation so long as such licenses or sublicenses of Intellectual Property could not reasonably be expected to result in a Material Adverse Effect and (viii) leases and sub-leases of real property so long as such leases or sub-leases of real property could not reasonably be expected to result in a Material Adverse Effect.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Assuming Lender” has the meaning assigned to such term in Section 2.08(d)(i).
“Bankruptcy Event” means, with respect to any Lender or Parent of a Lender, such Lender or Parent (as the case may be) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of the ownership, or the acquisition of any ownership interest in such Lender or Parent of such Lender by a Governmental Authority or instrumentality thereof, provided, further, that such ownership or interest by a Governmental Authority does not result in or provide such Lender or Parent with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Government Authority to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender or Parent.
“Base Rate”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Base Rate.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” shall have a corresponding meaning.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” has the meaning assigned to such term in the preamble to this Agreement.
“Borrowing” means (a) all Base Rate Loans of the same Class made, converted or continued on the same date or (b) all Eurodollar Loans of the same Class and Type that have the same Interest Period.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
“Business Day” means any day (a) that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, a Eurodollar Borrowing, or to a notice by the Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion, or Interest Period, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Change of Control” means the occurrence of any of the following: (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Borrower and its Subsidiaries' properties or assets, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than one or more Permitted Holders; (b) the adoption of a plan relating to the Borrower's liquidation or dissolution; or (c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than one or more Permitted Holders becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Borrower's Voting Securities; provided that a transaction in which the Borrower becomes a Subsidiary of another person shall not constitute a Change of Control if (a) the Borrower's stockholders immediately prior to such transaction Beneficially Own, directly or indirectly through one or more intermediaries, 50% or more of the voting power of the outstanding Voting Securities of such other Person of whom the Borrower is a Subsidiary immediately following such transaction and (b) immediately following such transaction no person (as defined above) other than such other person, Beneficially Owns, directly or indirectly, more than 50% of the voting power of the Borrower's Voting Securities.
“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender's or Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Class”, when used in reference to any Loan, Borrowing or Commitment, refers to whether such Loan, the Loans comprising such Borrowing or the Loans that a Lender holding such Commitment is obligated to make, are Revolving Credit Loans or Term Loans.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitments” means the Revolving Credit Commitments.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Party” means the Administrative Agent, each Issuing Bank or any other Lender.
“Current Net Cash Proceeds” has the meaning assigned to such term in sub-clause (y) of Section 2.10(b)(ii).
“Declining Lender” has the meaning assigned to such term in Section 2.18(c).
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that has (a) failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender's good faith determination that a condition precedent to funding (specifically identified and with supporting facts) has not been satisfied, or, in the case of clause (iii), such amount is the subject of a good faith dispute; (b) notified the Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement states that such position is based on such Lender's good faith determination that a condition precedent to funding a loan under this Agreement cannot be met) or generally under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender in the jurisdiction of such Lender's lending office that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party's receipt of such certification, or (d) become the subject of a Bankruptcy Event.
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
“Disposition” means, with respect to any property or assets, any sale, lease, sale and leaseback, assignment, conveyance, transfer or disposition thereof.
“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.
“EBITDA” means, for any period, net income (or net loss) of the Borrower and its Subsidiaries (before discontinued operations for such period and exclusive of, without duplication, (x) the income or loss resulting from extraordinary or non-recurring items, (y) the income or loss of any Person accounted for on the equity method and (z) non-cash, one-time charges) plus, without duplication and to the extent already deducted (and not added back) in determining net income (or net loss), the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense and (e) cash severance charges, in each case in accordance with GAAP for such period.
“EDC Credit Agreement” means the Amended and Restated Credit Agreement dated as of May 21, 2010 between the Borrower, as borrower, and Export Development Canada, as lender, as amended to the date hereof, as the same may be further amended, supplemented or modified hereafter, or replaced or refinanced.
“EDC Indebtedness” means the Indebtedness of the Borrower under the EDC Credit Agreement.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, concerning the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters with respect to any Hazardous Material, including FCC rules concerning human exposure to RF Emissions.
“Environmental Liability” means, for any Person, any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of such Person resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials or RF Emissions, (c) exposure to any Hazardous Materials or RF Emissions, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other binding arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock (whether common or preferred), partnership interests, membership interests in a limited liability company (whether common or preferred), beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders' or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period referred to in Section 4043(a) is waived), (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA, (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Section 4245 of ERISA, or is in reorganization within the meaning of Section 4241 of ERISA, or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA).
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to in the case of a Loan or a Borrowing, the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Article VII.
“Excess Disposition Proceeds” has the meaning assigned to such term in sub-clause (y) of Section 2.10(b)(ii).
“Excess Funding Subsidiary Guarantor” has the meaning assigned to such term in Section 9.14(f).
“Excess Subsidiary Guarantor Payments” has the meaning assigned to such term in Section 9.14(f).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Subsidiary” means any Subsidiary of the Borrower (other than an Obligor), as to which no holder or holders of any Indebtedness of any of the Obligors (other than Indebtedness hereunder) shall have the right (upon notice, lapse of time or both), which right shall not have been waived, to declare a default in respect of such Indebtedness of such Obligor, or to cause the payment thereof to be accelerated or payable prior to its final scheduled maturity, by reason of the occurrence of a default with respect to any Indebtedness of such Subsidiary.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof). If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Obligor hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Obligor is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender's assignor (if any) was entitled, at the time of such assignment or designation, to receive additional amounts from any Obligor with respect to such withholding tax pursuant to Section 2.16(a), (d) any withholding tax that is attributable to a recipient's failure or inability to comply with Section 2.16(f) and (e) any United States federal withholding taxes imposed pursuant to FATCA.
“Existing Credit Agreement” means the Credit Agreement, dated as of May 21, 2010, as amended, among the Borrower, the lenders named therein, and JPMorgan Chase Bank, N.A., as administrative agent.
“Existing WiMax Indebtedness” means the Indebtedness of the WiMax Joint Venture Entities existing on the WiMax Acquisition Date and outstanding thereafter from time to time.
“FATCA” means Section 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“FCC” means the Federal Communications Commission or any United States Governmental Authority substituted therefor.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Financial Officer” means, with respect to the Borrower, the chief financial officer, principal accounting officer, treasurer, assistant treasurer, controller or assistant controller of the Borrower.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than any state of the United States of America or the District of Columbia.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services primarily for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guaranteed Parties” means, collectively, the Lenders (including as a counterparty (either such Lender or an Affiliate thereof) to any Hedging Agreement with any Obligor), the Issuing Banks and the Administrative Agent.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
“Incremental Agreement” means an agreement, in form and substance satisfactory to the Borrower and the Administrative Agent, pursuant to which an Assuming Lender or Increasing Lender undertakes, effective as of the applicable Incremental Date, a Revolving Credit Commitment (or an increase to an existing Revolving Credit Commitment, in the case of an Increasing Lender) or an Incremental Term Facility, as applicable, duly executed by such Assuming Lender or Increasing Lender, as applicable, and the Borrower and acknowledged by the Administrative Agent; provided that each Incremental Agreement shall set forth the amount, terms and provisions of each applicable Incremental Facility (including, with respect to an Incremental Term Facility, the Applicable Rate relating thereto as may be agreed between the Borrower and such Assuming Lender or Increasing Lender), which terms and provisions shall be, in the case of an Incremental Revolving Facility, identical to those set forth herein applicable to Revolving Credit Loans and Revolving Credit Commitments; provided further that each Incremental Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of Section 2.08.
“Incremental Date” has the meaning assigned to such term in Section 2.08(d)(i) of this Agreement.
“Incremental Facilities” has the meaning assigned to such term in Section 2.08(d)(i) of this Agreement.
“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.08(d)(i) of this Agreement.

“Incremental Term Facility” has the meaning assigned to such term in Section 2.08(d)(i) of this Agreement.
“Incremental Term Loans” has the meaning assigned to such term in Section 2.08(d)(i) of this Agreement.
“Increasing Lender” has the meaning assigned to such term in Section 2.08(d)(i).
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (i) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, provided that, to the extent outstanding on the Effective Date and identified in Schedule 6.01, all amounts paid or received by the Borrower and its Subsidiaries pursuant to a Tower Transaction, whether in the form of sale proceeds, capital lease payments, maintenance charges, prepaid rent or otherwise (and however characterized on the consolidated balance sheet of the Borrower) shall not constitute Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means all Taxes, including any interest, additions to tax or penalties applicable hereto, other than (a) Excluded Taxes and Other Taxes and (b) amounts constituting penalties or interest imposed with respect to Excluded Taxes or Other Taxes.
“Indentures” means the Borrower's existing Indenture, dated as of October 1, 1998, the First Supplemental Indenture, dated as of January 15, 1999, the Second Supplemental Indenture, dated as of October 15, 2001, and any other indentures of the Borrower or its Subsidiaries in effect from time to time.
“Intellectual Property” has the meaning assigned to such term in Section 3.05(b).
“Intercompany Indebtedness” means Indebtedness of the Borrower owing to any of its Subsidiaries and of any Subsidiary owing to the Borrower or any other Subsidiary.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.
“Interest Payment Date” means (a) with respect to any Base Rate Loan, each Quarterly Date and (b) with respect to any Eurodollar Loan, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest

Period of more than three months' duration, each Business Day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period.
“Interest Period” means (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender of the relevant Class, twelve months or a period shorter than one month) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing. Notwithstanding the foregoing:
(x)    if any Interest Period for any Revolving Credit Borrowing would otherwise end after the Revolving Credit Termination Date, such Interest Period shall end on the Revolving Credit Termination Date, and
(y)    notwithstanding the foregoing clause (x), except with the consent of each Lender of the applicable Class, no Interest Period shall have a duration of less than one month and, if the Interest Period for any Eurodollar Loan would otherwise be a shorter period, such Loan shall not be available hereunder as a Eurodollar Loan for such period.
“Issuing Banks” mean (a) JPMorgan Chase Bank, N.A., (b) Citibank, N.A., (c) the other Issuing Banks identified in the schedule set forth in Section 2.04(b) in their capacity as issuers of Letters of Credit hereunder and (d) each other Lender that has been designated by the Borrower as an “Issuing Bank” hereunder pursuant to a written instrument in form and substance reasonably satisfactory to the Administrative Agent, and that has executed and delivered such written instrument and agreed to such designation and been approved as an “Issuing Bank” by the Administrative Agent in its reasonable discretion, each in its capacity as an issuer of Letters of Credit hereunder.
“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit B by an entity that, pursuant to Section 5.09, is required to become a “Subsidiary Guarantor” under this Agreement.
“LC Applicable Percentage” means, with respect to any Issuing Bank, for purposes of Section 2.04(b), the percentage of the total “Maximum LC Exposure” of all of the Issuing Banks represented by such Issuing Bank's “Maximum LC Exposure”.
“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Credit Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means (a) the Persons listed on Schedule 2.01, (b) any Person that shall agree to become a party hereto as an “Assuming Lender” hereunder with a commitment to make Revolving Credit Loans or Term Loans hereunder pursuant to Section 2.08(d) and (c) any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the LIBOR01 Page published by Reuters (or on any successor or substitute page, or service providing quotations of interest rates applicable to dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for U.S. dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which U.S. dollar deposits of $5,000,000, and for a maturity comparable to such Interest Period, are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Loan Documents” means, collectively, this Agreement, any promissory notes evidencing Loans hereunder, the Subordination Agreement, any Joinder Agreement, any Accession Agreement, and any amendment, waiver, supplement or other modification to any of the foregoing.
“Loans” means any loans made by the Lenders to the Borrower pursuant to this Agreement.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or the other Loan Documents or (c) the rights of or benefits available to the Lenders under this Agreement and the other Loan Documents.
“Material Indebtedness” means (a) the EDC Indebtedness and (b) Indebtedness (other than the Loans or Letters of Credit) or obligations in respect of one or more Hedging Agreements, of the Borrower (or of any Subsidiary of the Borrower, other than an Excluded Subsidiary) in an aggregate principal amount exceeding $225,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.
“Moody's” means Moody's Investors Service, Inc.

“Moody's Rating” means, as of any date of determination thereof, the rating most recently published by Moody's as the senior implied rating for the Borrower.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Cash Proceeds” means, with respect to any Asset Sale or any Recovery Event, the proceeds thereof (other than proceeds received by a Non-Guarantor Subsidiary that is prohibited from transferring such proceeds to an Obligor pursuant to restrictions imposed by (i) any applicable law or (ii) the terms of any agreement to which such Person is a party on the Effective Date or, if such Person is an Acquired Entity, on the date on which such Person becomes a Subsidiary) in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event and other fees and expenses incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).
“Net Cash Proceeds Statement” has the meaning assigned to such term in sub-clause (y) of Section 2.10(b)(ii).
“Non-Guarantor Subsidiary” means any Subsidiary of the Borrower that is not a Subsidiary Guarantor.
“Obligations” means, collectively, (i) the principal of and interest on the Loans and all fees, indemnification payments and other amounts whatsoever, whether direct or indirect, absolute or contingent, now or hereafter from time to time owing to any Guaranteed Party by the Borrower under this Agreement and any other Loan Document and from time to time owing to any Guaranteed Party by any Obligor under any of the Loan Documents (including any and all amounts in respect of Letters of Credit), and all other obligations of the Obligors under the Loan Documents (including the obligations of the Subsidiary Guarantors under Section 9.14) and (ii) at the election of the Obligor Representative, all obligations of the Obligors to any Guaranteed Party (or any Affiliate thereof) under any Hedging Agreement entered into in the ordinary course of business and not for speculative purposes (excluding, with respect to any Guarantor at any time, any Excluded Swap Obligations with respect to such Guarantor at such time), in each case including all interest and expenses accrued or incurred subsequent to the commencement of any bankruptcy or insolvency proceedings with respect to any Obligor, whether or not such interest or expenses are allowed as a claim in such proceeding.
“Obligor Representative” means the Borrower, in its capacity as Obligor Representative pursuant to Section 1.05.
“Obligors” means, collectively, the Borrower and the Subsidiary Guarantors.
“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and the other Loan Documents, including any interest, additions to tax or penalties applicable hereto, provided that there shall be excluded from “Other Taxes” all Excluded Taxes.

“Parent” means, with respect to any Lender, the Person as to which such Lender is, directly or indirectly, a subsidiary.
“Participant” has the meaning assigned to such term in Section 9.04(e)(i).
“Participant Register” has the meaning assigned to such term in Section 9.04(e)(i).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Encumbrances” means:
(a)Liens imposed by law for taxes, assessments and governmental charges or levies that are not yet due or are being contested in compliance with Section 5.04;

(b)carriers', warehousemen's, mechanics', landlord's, lessor's, materialmen's, repairmen's and other Liens imposed by law, arising in the ordinary course of business that (i) secure obligations that are not overdue by more than 60 days or (ii) are being contested in compliance with Section 5.04;

(c)pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations or to secure public or statutory obligations;

(d)pledges and deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower and its Subsidiaries;

(f)subleases of property with respect to which the Borrower or its Subsidiary is the primary lessee, to the extent such subleases arise in the ordinary course of business and do not interfere in any material respect with the business of the Borrower and its Subsidiaries (taken as a whole);

(g)licenses and sublicenses of Intellectual Property, to the extent such licenses and sublicenses either exist as of the Effective Date or thereafter arise in the ordinary course of business and are consistent in all material respects with prior practice; and

(h)precautionary Uniform Commercial Code filings made with respect to equipment or vehicles leased to the Borrower in the ordinary course of business under operating leases (i.e. leases not giving rise to Capital Lease Obligations);

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Holder” means SOFTBANK CORP., a Japanese kabushiki kaisha, and its Affiliates, successors and assigns.

“Permitted Securitization” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which such Person may sell or convey Accounts to any Receivables Entity, provided that (i) there shall be no recourse under any such securitization to the Borrower or any of its Subsidiaries other than pursuant to Standard Securitization Undertakings and (ii) no Default shall have occurred and be continuing either immediately before or after giving effect to such securitization.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by the bank functioning as Administrative Agent hereunder, as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Pro Rata Subsidiary Guarantor Share” has the meaning assigned to such term in Section 9.14(f).
“Projections” has the meaning assigned to such term in Section 5.01(d).
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that, at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Quarterly Dates” means the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date of this Agreement.
“Rating” means the Moody's Rating or the S&P Rating.
“Receivables Entity” means a special purpose Person that engages in no activities other than in connection with the financing of Accounts pursuant to a Permitted Securitization.
“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding arising after the Effective Date relating to any asset of the Borrower or any of its Subsidiaries; provided that “Recovery Event” shall not include (i) the proceeds of business interruption insurance and (ii) any Recovery Event (or series of related Recovery Events) with respect to assets having a fair market value of less than $20,000,000.
“Register” has the meaning assigned to such term in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person's Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person's Affiliates.
“Relevant Indebtedness” means, as of any date of determination, the aggregate principal amount as of such date of (i) Revolving Credit Commitments then in effect, (ii) the outstanding principal balance of any Incremental Term Loans, (iii) Indebtedness outstanding under the EDC Credit Agreement, (iv) Existing WiMax Indebtedness then outstanding and (v) any other Indebtedness (assuming all relevant commitments to lend are fully drawn) incurred after the Effective Date pursuant to Section 6.01(p) then outstanding.
“Required Lenders” means Lenders having Revolving Credit Exposures, outstanding Term Loans (if any) and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures, outstanding Term Loans and unused Commitments at such time. The “Required Lenders” of a particular Class of Loans means Lenders having Revolving Credit Exposures, outstanding Term Loans and unused Commitments of such Class representing more than 50% of the total Revolving Credit Exposures, outstanding Term Loans and unused Commitments of such Class at such time.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.
“Revolving Credit Availability Period” means the period from and including the Effective Date to but excluding the earlier of (a) the Revolving Credit Termination Date and (b) the date of termination of the Revolving Credit Commitments.
“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Credit Loans and to acquire participations in Letters of Credit hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Sections 2.08 and 2.10 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each Lender's Revolving Credit Commitment as of the Effective Date is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable. The aggregate amount of the Revolving Credit Commitments as of the Effective Date is $2,800,000,000.
“Revolving Credit Exposure” means, with respect to any Revolving Credit Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Credit Loans and its LC Exposure at such time.
“Revolving Credit Lender” means (a) a Lender that has a Revolving Credit Commitment set forth opposite its name on Schedule 2.01 and (b) thereafter, the Lenders from time to time holding Revolving Credit Loans and Revolving Credit Commitments, after giving effect to any assignments thereof permitted by Section 9.04.
“Revolving Credit Loan” means a Loan made pursuant to Section 2.01 that utilizes the Revolving Credit Commitments.

“Revolving Credit Termination Date” means February 28, 2018 (or, if such date is not a Business Day, the next preceding Business Day).
“RF Emissions” means radio frequency emissions governed by FCC rules.
“S&P” means Standard & Poor's Rating Services, a Division of The McGraw-Hill Companies, Inc.
“S&P Rating” means, as of any date of determination thereof, the rating most recently published by S&P as the consolidated corporate credit rating for the Borrower.
“Sale and Leaseback Transaction” means any transaction or arrangement by the Borrower or any of its Subsidiaries, directly or indirectly, with any Person whereby such Borrower or such Subsidiary shall sell or transfer any property, real or personal, used or useful in the business of the Borrower or any Subsidiary thereof, whether now owned or hereafter acquired, and thereafter the Borrower or any Subsidiary thereof rents or leases such property or other property intended to be used for substantially the same purpose or purposes as the property being sold or transferred.
“SCC” means Sprint Capital Corporation.
“Significant Subsidiary” means (a) any Subsidiary that has consolidated assets or revenues greater than or equal to 5% of the total consolidated assets or revenues of the Borrower and its Subsidiaries determined as of the end of (or, with respect to such revenues, for the period of four fiscal quarters ending with) the fiscal quarter or fiscal year most recently ended for which financial statements are available and (b) each Subsidiary that directly or indirectly owns or controls any other Significant Subsidiary.
“SoftBank Acquisition” means the acquisition of the Borrower by SOFTBANK CORP. pursuant to the SoftBank Acquisition Agreement.
“SoftBank Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of October 15, 2012, by and among SOFTBANK CORP., Starburst I, Inc., Starburst II, Inc., Starburst III, Inc. and the Borrower.
“Special Counsel” means Simpson Thacher & Bartlett LLP, in its capacity as special counsel to the Administrative Agent and the Arrangers.
“Specified Indebtedness” means the Indebtedness of the Borrower, in an aggregate principal amount of $3,100,000,000, issued pursuant to the Bond Purchase Agreement, dated as of October 15, 2012 by and between the Borrower and Starburst II, Inc., a Delaware corporation.
“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any of its Subsidiaries in connection with any Permitted Securitization that are customary in non-recourse securitization transactions of comparable receivables.
“Statutory Reserve Rate” means for the Interest Period for any Eurodollar Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subordinated Indebtedness” means Indebtedness of the Borrower or any of its Subsidiaries that is subordinated in whole or in part to the Obligations.
“Subordination Agreement” means the Subordination Agreement, dated as of the date hereof, among the Borrower and each of its Subsidiaries from time to time substantially in the form of Exhibit C.
“Subordination Terms” has the meaning assigned to such term in the Subordination Agreement.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. It is understood that unless otherwise noted herein, each reference to “Subsidiary” shall be a reference to a Subsidiary of the Borrower. Notwithstanding the foregoing, each of the WiMax Joint Venture Entities shall be deemed not to be a “Subsidiary” of the Borrower, unless and until such time as the WiMax Acquisition Date has occurred.
“Subsidiary Guarantor” means each Person identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and each Person that becomes a “Subsidiary Guarantor” after the Effective Date pursuant to Section 5.09 but excluding any Person that is released from its guarantee obligations pursuant to Section 9.02 from the date of such release.
“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or per-form under any Swap.
“Syndication Agent” means Citibank, N.A. in its capacity as syndication agent.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
“Term Loan” means any Incremental Term Loans made pursuant to Section 2.08(b).
“Term Loan Lender” means the Lenders from time to time holding Term Loans, pursuant to any Incremental Term Facilities added in accordance with Section 2.08(d).
“Total Indebtedness” means, as of any day, the aggregate principal face amount of Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis without duplication in accordance with GAAP; provided that any determination of Total Indebtedness shall exclude the

Specified Indebtedness until the earlier of (x) the abandonment or termination of the SoftBank Acquisition and (y) the “End Date” as defined in the SoftBank Acquisition Agreement.
“Total Indebtedness Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Total Indebtedness to (b) EBITDA for the period of four quarters ending on such day.
“Total Interest Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) EBITDA for the period of four quarters ending on such day to (b) Total Interest Expense for such four-quarter period.
“Total Interest Expense” means, for any period, interest expense of the Borrower and its Subsidiaries with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries as determined on a consolidated basis in accordance with GAAP, minus interest income received by the Borrower or any Subsidiary in such period.
“Tower Transaction” means a sale, lease or other disposition or transfer of wireless telecommunications towers and the real property and other assets associated with such towers, and the leasing by the Borrower or any of its Subsidiaries of space on such towers.
“Transactions” means, with respect to the Obligors, the execution, delivery and performance by the each Obligor of the Loan Documents to which it is a party, and, with respect to the Borrower, the borrowing of Loans and the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Adjusted Base Rate.
“U.S. dollars” or “$” refers to lawful money of the United States of America.
“Voting Securities” of any Person means the stock or other ownership or equity interests, of whatever class or classes, the holders of which ordinarily have the power to vote for the election of the members of the board of directors, managers, trustees or other voting members of the governing body of such Person (other than stock or other ownership or equity interests having such power only by reason of the happening of a contingency).
“WiMax Acquisition Date” means the date on which the WiMax Joint Venture Entities become wholly owned (directly or indirectly) by the Borrower.
“WiMax Agreement” means the Equityholders' Agreement, dated November 28, 2008, among Clearwire Corporation, Sprint HoldCo, LLC, Eagle River Holdings, LLC, Intel Capital Wireless Investment Corporation 2009A, Intel Capital Wireless Investment Corporation 2008B, Intel Capital Wireless Investment Corporation 2008C, Intel Capital Corporation, Intel Capital (Cayman) Corporation, Middlefield Ventures, Inc., Comcast Wireless Investment I, Inc., Comcast Wireless Investment II, Inc., Comcast Wireless Investment III, Inc., Comcast Wireless Investment IV, Inc., Comcast Wireless Investment V, Inc., Google Inc., TWC Wireless Holdings I LLC, TWC Wireless Holdings II LLC, TWC Wireless Holdings III LLC, BHN Spectrum Investments, LLC.
“WiMax Joint Venture Entities” means each of Clearwire Corporation, Clearwire Communications LLC and any of their respective subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
SECTION 1.02        Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Credit Loan”), by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Loan Borrowing”), by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Term Loan Eurodollar Borrowing”).

SECTION 1.03        Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words “herein”, “hereof' and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04        Accounting Terms: GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

SECTION 1.05        Appointment of the Borrower as Obligor Representative. For purposes of this Agreement and the other Loan Documents, each Obligor (i) authorizes the Borrower to make such requests, give such notices or furnish such certificates to the Administrative Agent or any Lender as may be required or permitted by this Agreement and any other Loan Document for the benefit of such Obligor and (ii) authorizes the Administrative Agent and each Lender to treat such requests, notices, certificates or consents given or made by the Borrower to have been made, given or furnished by the applicable Obligor for purposes of this Agreement and any other Loan Document. The Administrative Agent and each Lender shall be entitled to rely on each such request, notice, certificate or consent made, given or furnished by the Obligor Representative pursuant to the provisions of this Agreement or any other Loan Document as being made or furnished on behalf of, and with the effect of irrevocably binding, such Obligor. Each warranty, covenant, agreement and undertaking made on its behalf by the Obligor Representative shall be deemed for all purposes to have been made by each Obligor and shall be binding upon and enforceable against each Obligor to the same extent as if the same had been made directly by each Obligor.

SECTION 1.06        Treatment of Hedging Agreements. For purposes hereof, it is understood that any obligations of the Borrower to a Person arising under a Hedging Agreement entered into at the time such Person (or an Affiliate thereof) is a “Lender” party to this Agreement shall nevertheless continue to constitute Obligations for purposes hereof (but only to the extent designated as “Obligations” by the Obligor Representative pursuant to the definition of such term), notwithstanding that such Person (or its Affiliate) may have assigned all of its Loans and other interests in this Agreement and, therefore, at the time a claim is to be made in respect of such obligations, such Person (or its Affiliate) is no longer a “Lender” party to this Agreement, provided that neither such Person nor any such Affiliate shall be entitled to the benefits of this Agreement (and such obligations shall not be Obligations hereunder) unless, at or prior to the time it ceased to be a Lender hereunder, it shall have notified the Administrative Agent in writing of the existence of such agreement.

ARTICLE II
THE CREDITS

SECTION 2.01        Commitments Revolving Credit Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender agrees to make Revolving Credit Loans to the Borrower from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not result in (i) such Lender's Revolving Credit Loans exceeding such Lender's Revolving Credit Commitment or (ii) the sum of the total Revolving Credit Exposures exceeding the total Revolving Credit Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Credit Loans. Notwithstanding any other provision of this Agreement, more than one Borrowing may be made on the same day.

SECTION 2.02        Loans and Borrowings.

(a)Obligation of Lenders. Each Loan of a particular Class shall be made as part of a Borrowing consisting of Loans of such Class made by the Lenders ratably in accordance with their respective Commitments of such Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

(b)Type of Loans. Subject to Section 2.13, each Borrowing shall be comprised entirely of Base Rate Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)Minimum Amounts. At the commencement of each Interest Period for a Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. At the time that each Base Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $5,000,000; provided that (i) a Base Rate Borrowing of Loans of any Class may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of such Class and (ii) a

Revolving Credit Base Rate Borrowing may be in an amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e). Borrowings of more than one Type and Class may be outstanding at the same time.

SECTION 2.03        Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (except that in the case of a Eurodollar Borrowing on the Effective Date, such notice shall be given not later than 1:00 p.m., New York City time, two Business days before the date of the proposed Borrowing) or (b) in the case of a Base Rate Borrowing, not later than 11:00 a.m., New York City time, on the Business Day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)the aggregate amount of such Borrowing;

(ii)the date of such Borrowing, which shall be a Business Day;

(iii)whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing;

(iv)in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.
Anything herein to the contrary notwithstanding, the initial Borrowing hereunder shall be a Base Rate Borrowing, except to the extent that this Agreement shall have been duly executed and delivered by each of the parties hereto at least three Business Days prior to the Effective Date and the Borrower has given timely notice of a Eurodollar Borrowing after such execution and delivery (or, alternatively, the Borrower shall have executed and delivered to the Administrative Agent a pre-funding letter in form and substance satisfactory to the Administrative Agent pursuant to which the Borrower has agreed to reimburse the Lenders for any costs of the type described in Section 2.15 in the event that, for any reason, the Effective Date and initial Loans do not occur on the date specified in such pre-funding letter).
SECTION 2.04        Letters of Credit.

(a)    General. Subject to the terms and conditions set forth herein, in addition to the Revolving Credit Loans provided for in Section 2.01, the Borrower may request the issuance of Letters of Credit for the Borrower's or any Subsidiary's account by any Issuing Bank (or, if agreed to by the respective Issuing Banks, by more than one Issuing Bank under a Letter of Credit providing for several liability of the Issuing Banks issuing such Letter of Credit), in a form reasonably acceptable to the relevant Issuing Bank(s), at any time and from time to time during the Revolving Credit Availability Period. Letters of Credit issued hereunder shall constitute utilization of the Revolving Credit Commitments. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Obligor Representative on behalf of the Borrower or Subsidiary to, or entered into by the Borrower or any Subsidiary with, one or more Issuing Banks relating to any Letters of Credit, the terms and conditions of this Agreement shall control.

(b)    Notice of Issuance, Amendment, Renewal. Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the respective Issuing Bank(s)) to one or more Issuing Bank(s) selected by it and to the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.04), the amount of such Letter of Credit, the identity of the Borrower or Subsidiary for whose account such Letter of Credit is to be issued, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the respective Issuing Bank(s), the Borrower also shall submit a letter of credit application on the standard form of such Issuing Bank(s) in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure of all of the Issuing Banks (determined for these purposes without giving effect to the participations therein of the Revolving Credit Lenders pursuant to paragraph (d) of this Section 2.04) shall not exceed at any time the sum of (A) $1,200,000,000, plus (B) the amount of any increases in “Maximum LC Exposure” pursuant to a designation or increase as provided in the second and third succeeding sentences below (provided that the amount of such sum shall be reduced by the face amount of letters of credit then cash collateralized pursuant to clause (A) of Section 6.02(k) but any such reduction shall not reduce the aggregate “Maximum LC Exposure” of Issuing Banks to an amount below $500,000,000), (ii) the sum of the total Revolving Credit Exposure shall not exceed the total Revolving Credit Commitments and (iii) the aggregate LC Exposure of each Issuing Bank (so determined) shall not exceed the amount that such Issuing Bank has agreed shall be its “Maximum LC Exposure”. Any Issuing Bank listed in the table below hereby agrees that its “Maximum LC Exposure” shall be the amount set forth opposite the name of such Issuing Bank in such table:

Issuing Bank	Maximum LC Exposure
JPMorgan Chase Bank, N.A.	$337,500,000
Citibank, N.A.	$337,500,000
Bank of America, N.A.	$250,000,000
Barclays Bank PLC	$200,000,000
Wells Fargo Bank, N.A.	$75,000,000
The “Maximum LC Exposure” of any Issuing Bank that becomes such after the date hereof pursuant to a designation by the Borrower as contemplated in the definition of “Issuing Banks” shall be the amount specified in the written instrument contemplated by said definition. The “Maximum LC Exposure” of any Issuing Bank may be increased at any time pursuant to a written instrument executed and delivered between the Borrower, such Issuing Bank and the Administrative Agent. In no event shall any Revolving Credit Lender be obligated to increase its Maximum LC Exposure upon an increase of Revolving Credit Commitments pursuant to Section 2.08(d). Concurrently with any reduction of the Revolving Credit Commitments pursuant to Section 2.10, the “Maximum LC Exposure” of each Issuing Bank shall be automatically reduced by an amount equal to such Issuing Bank's LC Applicable Percentage of the amount of such reduction.
(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date that is five Business Days prior to the Revolving Credit Termination Date, provided that in the case of any Letter of Credit having a term of longer than 12 months, the respective Issuing Bank(s) may request that such Letter of Credit include customary early termination rights (which shall in any event permit the respective beneficiary thereof to draw the full amount of such Letter of Credit upon receipt of notice of termination from such Issuing Bank(s)).

(d)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by any Issuing Bank(s), and without any further action on the part of such Issuing Bank(s) or the Lenders, such Issuing Bank(s) hereby grant(s) to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from such Issuing Bank(s), a participation in such Letter of Credit equal to such Revolving Credit Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank(s), such Revolving Credit Lender's Applicable Percentage of each LC Disbursement made by such Issuing Bank(s) and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.04, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such Issuing Bank in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement (together with interest on the amount of such LC Disbursement for the period from the date of such LC Disbursement to but excluding the date of such reimbursement at a rate per annum equal to the Adjusted Base Rate plus the Applicable Rate) not later than 12:00 noon, New York City time, (i) for any Letter of Credit with a face amount of $20,000,000 or more, on the Business Day that the Borrower receives notice of such LC Disbursement if such notice is received prior to 10:00 a.m., New York City time, or the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time or (ii) for any other Letter of Credit, on the second Business Day immediately following the day that the Borrower receives notice of such LC Disbursement, provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Revolving Credit Base Rate Borrowing in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit Base Rate Borrowing.

If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Credit Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Credit Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Credit Lender shall pay to the Administrative

Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Revolving Credit Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the respective Issuing Bank the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the respective Issuing Bank or, to the extent that the Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. Notwithstanding anything to the contrary in this paragraph, if the Borrower fails to make a payment in respect of an LC Disbursement when due, or if the Borrower so instructs the Administrative Agent, the Administrative Agent shall apply the funds provided as cash collateral pursuant to Section 2.04(i) or Section 2.19(c) to reimburse the Issuing Banks and Revolving Credit Lenders hereunder, as applicable.
(f)Obligations Absolute. The Borrower's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.04 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the respective Issuing Bank(s) under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.04, constitute a legal or equitable discharge of the Borrower's obligations hereunder.

Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by such Issuing Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the respective Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank's gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that:
(i)each Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii)each Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and decline to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iii)this sentence shall establish the standard of care to be exercised by an Issuing Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(g)Disbursement Procedures. The Issuing Bank(s) for any Letter of Credit shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank(s) shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank(s) have made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank(s) and the Revolving Credit Lenders with respect to any such LC Disbursement.

(h)Interim Interest. If the Issuing Bank(s) for any Letter of Credit shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Revolving Credit Base Rate Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.04, then Section 2.12(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank(s), except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to paragraph (e) of this Section 2.04 to reimburse such Issuing Bank(s) shall be for the account of such Lender to the extent of such payment.

(i)Cash Collateralization. If:

(i)an Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lenders for the Lenders having Revolving Credit Exposures demanding the deposit of cash collateral pursuant to this paragraph, or

(ii)the Borrower shall be required to provide cover for LC Exposure pursuant to Section 2.10(b),

then, in each case, the Borrower shall immediately deposit into a cash collateral account in the name and under the control of the Administrative Agent an amount in cash equal to, in the case of an Event of Default, the LC Exposure as of such date plus any accrued and unpaid interest thereon and, in the case of cover pursuant to Section 2.10(b), the amount required under Section 2.10(b); provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the LC Exposure under this Agreement.
For purposes of this Agreement, providing “cash collateral” or to “cash collateralize” the Letters of Credit means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Banks and the Revolving Credit Lenders, as collateral for the LC Exposure, cash or deposit account balances in the currency in which the Letters of Credit are denominated and in an amount equal to the amount required to be cash collateralized pursuant to this Section 2.04(i) and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Borrower. The Borrower hereby grants to the Administrative Agent, for the benefit of each Issuing Bank and the Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. All cash collateral shall be maintained in blocked, interest bearing deposit account with the Administrative Agent.
(j)Existing Letters of Credit. Pursuant to Section 2.04 of the Existing Credit Agreement, the Issuing Banks have issued various “Letters of Credit” under and as defined in the Existing Credit Agreement. On the Effective Date, subject to the satisfaction of the conditions precedent set forth in Article IV, each of such “Letters of Credit” under the Existing Credit Agreement shall automatically, and without any action on the part of any Person, become a Letter of Credit hereunder (the Borrower hereby assuming the obligations of the “Borrower” under the Existing Credit Agreement in respect of such “Letters of Credit”), and each of the “Issuing Banks” under the Existing Credit Agreement that is an Issuing Bank hereunder hereby unconditionally releases each “Revolving Credit Lender” under the Existing Credit Agreement from any liability under such “Revolving Credit Lender's” participation under the Existing Credit Agreement in respect of such Letter of Credit.

(k)Issuing Bank Agreements; Quarterly Reports to Lenders. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure, and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

Promptly following the end of each fiscal quarter, the Administrative Agent shall furnish to the Lenders information regarding all outstanding Letters of Credit as of the end of such fiscal quarter.
SECTION 2.05        [Reserved].

SECTION 2.06        Funding of Borrowings.

(a)    Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that Revolving Credit Base Rate Loans made to finance the reimbursement of an LC Disbursement under any Letter of Credit as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the respective Issuing Bank for such Letter of Credit.

(b)    Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

SECTION 2.07        Interest Elections for Borrowings.

(a)    Elections by Borrower. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different options for continuations and conversions with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)    Notice of Elections. To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower was requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)    Information in Election Notices. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i)the Borrowing to which such Interest Election Request applies and, if different options for continuations or conversions are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and

(iv)if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.
(d)    Notice by Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

(e)    Presumption if No Notice. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. Notwithstanding any contrary provision hereof, if the Borrower shall default in the payment of any principal of or interest on any Loan, or any reimbursement obligation in respect of any LC Disbursement, and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08        Termination. Reduction and Incremental Facilities.

(a)    Termination of Commitments. Unless previously terminated, the Revolving Credit Commitments shall terminate at the close of business on the Revolving Credit Termination Date.

(b)    Voluntary Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Revolving Credit Commitments; provided that (i) each reduction of the Revolving Credit Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of Loans in accordance with Section 2.10, the sum of the Revolving Credit Exposures would exceed the total Revolving Credit Commitments.

(c)    Notice of Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce Commitments under paragraph (b) of this Section 2.08 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination of Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of Commitments shall be permanent. Each reduction of Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

(d)    Increase of Revolving Credit Commitments; Addition of Incremental Term Loans.

(i)    Requests for Incremental Facilities. The Borrower may, at any time, request that the existing Lenders or other lending entities provide additional revolving commitments hereunder (any such increase, an “Incremental Revolving Facility”) and/or add one or more term loan facilities hereunder (each, an “Incremental Term Facility”; any term loans thereunder, “Incremental Term Loans”; the Incremental Term Facilities, together with any Incremental

Revolving Facility, the “Incremental Facilities”), (x) by having an existing Lender (each an “Increasing Lender”) agree to increase its then existing Revolving Credit Commitment or to provide Incremental Term Loans and/or (y) by adding as a new Lender hereunder (each an “Assuming Lender”) any Person which shall agree to provide a Revolving Credit Commitment or Incremental Term Loans hereunder, in each case with the consent of the Administrative Agent and, in the case of any Incremental Revolving Facility, each Issuing Bank. For avoidance of doubt, no existing Lender shall be required to agree to provide or participate in any Incremental Facility. Any request for an Incremental Facility shall be made by notice to the Administrative Agent given by the Borrower specifying the amount and type of the relevant Incremental Facility, the existing or new Lender or Lenders providing such Incremental Facility and the date on which such increase is to be effective (the “Incremental Date”), which shall be a Business Day at least three Business Days after delivery of such notice; provided that:

(A)the minimum amount of Incremental Term Loans or the increase in Revolving Credit Commitments on any Incremental Date shall be $50,000,000 (and integral multiples of $25,000,000 in excess thereof);

(B)immediately after giving effect to any Incremental Facility, the sum of (i) the aggregate amount of increases in the Revolving Credit Commitments since the Effective Date and (ii) the outstanding principal balance of any Incremental Term Loans shall not exceed $2,300,000,000;

(C)no Default shall have occurred and be continuing on such Incremental Date or shall result from the proposed Incremental Facility;

(D)the representations and warranties contained in this Agreement shall be true and correct on and as of the Incremental Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(E)the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 6.05 on and as of the Incremental Date; and

(F)(i) in the case of any Incremental Term Facility, the maturity date thereof shall not be earlier than 90 days following the Revolving Credit Termination Date and the amortization payable thereunder shall not exceed 1% per annum of the principal amount of the Incremental Term Loans thereunder and (ii) in the case of any Incremental Revolving Facility, the maturity date or commitment termination date thereof shall not be earlier than the Revolving Credit Termination Date and such Incremental Revolving Facility shall not require any scheduled commitment reductions prior to the Revolving Credit Termination Date (other than such reductions as are applicable to the Revolving Credit Loans as in effect prior to such Incremental Revolving Facility).

(v)Effectiveness of Incremental Facilities. Each Assuming Lender, if any, shall become a Lender hereunder as of the Incremental Date; the Revolving Credit Commitment of each Increasing Lender and Assuming Lender shall be increased or effective, if and as applicable, on the Incremental Date; and each Increasing Lender and Assuming Lender shall be obligated to make Incremental Term Loans, if applicable, on the Incremental Date; in each case, provided that:

(x)    the Administrative Agent shall have received on or prior to 1:00 p.m., New York City time, on such Incremental Date a certificate of a Financial Officer of the Borrower stating that each of the applicable conditions to such Incremental Facilities set forth in this Section 2.08(d) has been satisfied; and
(y)    with respect to each Assuming Lender and each Increasing Lender, the Administrative Agent shall have received, on or prior to 1:00 p.m., New York City time, on such Incremental Date, an executed Incremental Agreement.
(vi)Recordation into Register. Upon its receipt of an agreement referred to in clause (ii)(y) above executed by an Assuming Lender or Increasing Lender, as applicable, together with the certificate referred to in clause (ii)(x) above, the Administrative Agent shall, if such agreement has been completed, (x) accept such agreement, (y) record the information contained therein in the Register and (z) give prompt notice thereof to the Borrower.

(vii)Adjustments of Borrowings upon Effectiveness of Incremental Facilities. If any Revolving Credit Loans shall be outstanding, the Borrower will borrow from each of the Increasing Lenders and Assuming Lenders providing the applicable Incremental Revolving Facility, and such Increasing Lenders and Assuming Lenders shall have made Revolving Credit Loans to the Borrower (in the case of Revolving Credit Eurodollar Loans, with Interest Period(s) ending on the date(s) of any then outstanding Interest Period(s)), and (notwithstanding the provisions in this Agreement requiring that borrowings and prepayments be made ratably in accordance with the principal amounts of the Loans of any Class held by the Lenders) the Borrower shall prepay the Revolving Credit Loans held by the other Revolving Credit Lenders (other than the Increasing Lenders and Assuming Lenders) in such amounts as may be necessary, together with any amounts payable under Section 2.15 as a result of such prepayment, so that after giving effect to such Revolving Credit Loans and prepayments, the Revolving Credit Loans (and Interest Period(s) of Revolving Credit Eurodollar Loan(s)) shall be held by the Revolving Credit Lenders pro rata in accordance with the respective amounts of their Revolving Credit Commitments (as modified hereby).

SECTION 2.09        Repayment of Loans: Evidence of Debt.

(a)    Revolving Credit Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Credit Lender the then unpaid principal amount of such Lender's Revolving Credit Loans in full on the Revolving Credit Termination Date.

(b)    Incremental Term Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of any Increasing Lender or Assuming Lender providing Incremental Term Loans the principal of the Incremental Term Loans on the applicable maturity date.

(c)    [Reserved].

(d)    Maintenance of Loan Accounts by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan held by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e)    Maintenance of Loan Accounts by Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan outstanding hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

(f)    Effect of Loan Accounts. The entries made in the accounts maintained pursuant to paragraph (d) or (e) of this Section 2.09 (and in the Register maintained pursuant to Section 9.04) shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(g)    Promissory Notes. Any Lender may request that Loans held by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10        Prepayment of Loans.

(a)    Optional Prepayment. The Borrower shall have the right at any time and from time to time to prepay any Borrowing of any Class in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section 2.10. Revolving Credit Loans may be prepaid by the Borrower in aggregate amounts that are (x) in the case of Eurodollar Loans, an integral multiple of $1,000,000 and not less than $10,000,000 and (y) in the case of Adjusted Base Rate Loans, an integral multiple of $500,000 and not less than $5,000,000.

(b)    Mandatory Prepayments. The Borrower shall prepay the Loans hereunder and the Commitments shall be subject to automatic reduction, as follows:

(i)    Revolving Credit Loans. The Borrower shall from time to time prior to the Revolving Credit Termination Date prepay the Revolving Credit Loans (and/or provide cover for LC Exposure as specified in Section 2.04(i)) in such amounts as shall be necessary so that at all times the sum of the total Revolving Credit Exposures does not exceed the total Revolving Credit Commitments. Any prepayment pursuant to this paragraph shall be applied, first, to Revolving Credit Loans outstanding, and second, as cover for LC Exposure as specified in Section 2.04(i).

(ii)    All Loans, etc. The Borrower shall prepay the Loans hereunder and the Commitments shall be subject to automatic permanent reduction, as follows:

(x) Change in Control. Upon the occurrence of any Change of Control, unless the Required Lenders of the respective Class shall elect otherwise, the Borrower shall prepay the Loans hereunder in full (and provide cover for LC Exposure as specified in Section 2.04(i)) plus any accrued and unpaid interest thereon, and the Commitments hereunder of such Class shall be automatically terminated.
(y) Asset Sales. Together with each delivery of financial statements pursuant to Section 5.01(a) or 5.01(b), the Borrower shall deliver to the Administrative Agent a statement (a “Net Cash Proceeds Statement”) setting forth in reasonable detail the aggregate amount of Net Cash Proceeds received during the last fiscal quarter covered by such financial statements (the “Current Net Cash Proceeds”). If the aggregate amount of the Current Net Cash Proceeds when taken together with the aggregate amount of Net Cash Proceeds received in prior fiscal quarters as to which a prepayment of the Indebtedness hereunder or the EDC Indebtedness has not yet been made under this paragraph (other than as a result of the proviso hereto or the requirement to only use 50% of Excess Disposition Proceeds to make prepayments) shall exceed $500,000,000 in the aggregate (such excess amount, the “Excess Disposition Proceeds”) then, not later than five Business Days after the delivery of the applicable Net Cash Proceeds Statement (or if such Net Cash Proceeds Statement shall not be delivered in conformity with the terms hereof, five Business Days after the date such Net Cash Proceeds Statement was required to be delivered), the Borrower shall apply an amount equal to 50% of such Excess Disposition Proceeds towards the prepayment of (A) the Loans and the reduction of the Commitments as set forth in sub-clause (z) of this paragraph (and/or provide cover for LC Exposure as specified in Section 2.04(i)) and (B) the EDC Indebtedness (but only to the extent required under the EDC Credit Agreement), pro rata based on their respective outstanding principal amount of loans thereunder as of the end of the period covered by the applicable financial statements (treating, for such purpose, as outstanding loans, the aggregate outstanding LC Exposure and the unused portion of the Commitments); provided that the Borrower shall not be required to make a prepayment under this sub-clause (y) to the extent that (1) the Borrower states in the applicable Net Cash Proceeds Statement that all or any portion of such Net Cash Proceeds (or an equivalent amount) is to be reinvested (or has been reinvested) in any assets used or to be used by the Borrower and its Subsidiaries in the same or similar or related line of business, and (2) such Net Cash Proceeds (or an equivalent amount) are or have been or will be in fact so applied to such reinvestment within twelve months of the related Asset Sale or Recovery Event.
(z) Application. All amounts to be applied in connection with prepayments and Commitment reductions hereunder made pursuant to sub-clause (x) and (y) of this paragraph shall be applied to the permanent reduction of the aggregate amount of the Revolving Credit Commitments whether or not any Loans are outstanding (and to the extent that, after giving effect to such reduction, the sum of the total Revolving Credit Exposures would exceed the total Revolving Credit Commitments, the Borrower shall first, prepay Revolving Credit Loans, and second, provide cover for LC Exposure as specified in Section 2.04(i) in an aggregate amount equal to such excess).
(c)    Notification of Prepayments. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment under paragraph (a) of this Section 2.10 (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of a Base Rate Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders holding Loans of such Class of the contents thereof.

(d)    Prepayments Accompanied by Interest. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 (plus any amounts owing pursuant to Section 2.15).

SECTION 2.11        Fees.

(a)    Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the a rate per annum equal to the Applicable Rate, on the daily average unused amount of the Revolving Credit Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Credit Commitment terminates. Accrued commitment fees shall be payable in arrears on each Quarterly Date and on the date on which the Revolving Credit Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)    Letter of Credit Fees. The Borrower agrees to pay with respect to Letters of Credit outstanding hereunder the following fees:

(i)    to the Administrative Agent for the account of each Revolving Credit Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Rate used in determining interest on Revolving Credit Eurodollar Loans, on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender's Revolving Credit Commitment terminates and the date on which there shall no longer be any Letters of Credit outstanding hereunder; and

(ii)    to each Issuing Bank (x) a fronting fee, which shall accrue at the rate of 0.15% per annum on the average daily amount of the LC Exposure of such Issuing Bank (determined for these purposes without giving effect to the participations therein of the Revolving Credit Lenders pursuant to paragraph (d) of Section 2.04, and excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there shall no longer be any Letters of Credit of such Issuing Bank outstanding hereunder, and (y) such Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.

Accrued participation fees and fronting fees shall be payable in arrears on each Quarterly Date and on the date the Revolving Credit Commitments terminate, commencing on the first such date to occur after the date hereof, provided that any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)    Agency Fees. The Borrower agrees to pay to the Administrative Agent, for its own respective account, fees payable in the amounts and at the times separately agreed upon in writing upon between the Borrower and the Administrative Agent.

(d)    Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances, absent manifest error in the determination thereof.

SECTION 2.12        Interest.

(a)Base Rate Borrowings. The Loans comprising each Base Rate Borrowing shall bear interest at a rate per annum equal to the Adjusted Base Rate plus the Applicable Rate.

(b)Eurodollar Borrowings. The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to (i) in the case of a Revolving Credit Loan, the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate or (ii) in the case of an Incremental Term Facility, the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)[Reserved].

(d)Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Obligors hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided above, (ii) in the case of any interest on any Loan, 2.00% plus the rate applicable to the Loan in respect of which such interest is payable and (iii) in the case of any fee or other amount that does not relate to a Loan of a particular type, at a rate per annum equal to 2.00% plus the Adjusted Base Rate.

(e)Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (d) of this Section 2.12 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Eurodollar Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) all accrued interest on Revolving Credit Loans shall be payable upon termination of the Revolving Credit Commitments.

(f)Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Adjusted Base Rate at times when the Adjusted Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13        Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)if such Borrowing is of a particular Class of Loans, the Administrative Agent is advised by the Required Lenders of such Class that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans (or its Loan) of such Class included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a Base Rate Borrowing.
SECTION 2.14        Increased Costs.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank; or

(ii)impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)shall subject any Credit Party to any Taxes (other than (A) Indemnified Taxes indemnifiable under Section 2.16(c) and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender (or, in the case of (ii) to such Lender or Issuing Bank) of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or any Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or Issuing Bank reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or such Issuing Bank's capital or on the capital of such Lender's or Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender's or Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or Issuing Bank's policies and the policies of such Lender's or Issuing Bank's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, or such Lender's or Issuing Bank's holding company, for any such reduction suffered.

(c)    Certificates from Lenders. A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.14 shall be delivered to the Borrower and shall be conclusive so long as it reflects a reasonable basis for the calculation of the amounts set forth therein and does not contain any manifest error. The Borrower shall pay such Lender or Issuing Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender's or Issuing Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 2.14 for any increased costs or reductions incurred more than six months prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15        Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable and is revoked in accordance herewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.

In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for U.S. dollar deposits from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 2.16        Taxes.

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Obligors hereunder or under any other Loan Document shall be made free and clear of, and without deduction for any Indemnified Taxes or Other Taxes (except to the extent that, after request by the Obligor Representative, the respective Lender, Administrative Agent or Issuing Bank shall have failed to deliver the documents referred to in paragraph (f) of this Section 2.16); provided that if the Obligors shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Obligors shall make such deductions and (iii) the Obligors shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)    Other Taxes. In addition the Obligors shall pay, or at the option of the Administrative Agent reimburse it for the payment of, any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)    Indemnification by Obligors. The Obligors shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) paid by the Administrative Agent, such Lender or Issuing Bank, as the case may be (and any penalties, interest and reasonable expenses, other than penalties, interest and expenses to the extent solely attributable to the gross negligence or willful misconduct of the Administrative Agent, the Issuing Bank, or such Lender, respectively, arising therefrom or with respect thereto during the period prior to the Obligors making the payment demanded under this paragraph (c)), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Obligor Representative by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d)    Indemnification of the Administrative Agent. Each Lender shall indemnify the Administrative Agent within 10 days after the demand thereof, for the full amount of any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent, and together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(e)    Receipt for Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Obligors to a Governmental Authority, the Obligor Representative shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)    Forms Requirements.

(i)    Each Foreign Lender (or assignee or Participant, as applicable) shall deliver to the Obligor Representative and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service (“IRS”) Form W-8BEN, Form W-8ECI, Form W-8EXP, or Form W-8IMY or successor thereto (together with any applicable underlying IRS forms), or, in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit D and the applicable IRS Form W-8, or any subsequent versions of any applicable Form W-8 or successors thereto, properly completed and duly executed by such Foreign Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on payments under this Agreement and the other Loan Documents. In the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, such Form W-8 shall establish an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, such Form W-8 shall establish an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty. Any such forms (and any other forms or documentation prescribed by law and reasonably requested by the Obligor Representative or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld) shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Obligor Representative or the Administrative Agent and at the time or times prescribed by applicable law. In addition, each Foreign Lender shall deliver such forms promptly upon the expiration, inaccuracy, obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each Foreign Lender shall promptly notify the Obligor Representative and the Administrative Agent at any time it determines that it is no longer in a position to legally provide any previously delivered certificate to the Obligor Representative (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(ii)    Any Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Obligors are located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Obligor Representative (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Obligor Representative, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Lender.

(iii)    FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Obligor Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Obligor Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Obligor Representative or the Administrative Agent as may be necessary for the Obligor Representative and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv)Each Lender that is a U.S. Person shall deliver to the Obligor Representative and the Administrative Agent on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Obligor Representative or the Administrative Agent and at the time or times prescribed by applicable law, two duly and accurately completed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(v)    For purposes of Section 2.16(f), each of the terms “Lender” and “Foreign Lender” shall include any Issuing Bank.

(g)Treatment of Certain Refunds. If the Administrative Agent, a Lender or an Issuing Bank determines, in its reasonable discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Obligor or with respect to which any Obligor has paid additional amounts pursuant to this Section, it shall pay to such Obligor an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Obligor under this Section 2.16 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Obligor, upon the request of the Administrative Agent, such Lender or such Issuing Bank, agree to repay the amount paid over to such Obligor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Bank in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.17        Payments Generally: Pro Rata Treatment: Sharing of Set-Offs.

(a)    Payments by Obligors. The Obligors shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.14, 2.15 or 2.16, or otherwise) or under any other Loan Document prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at such of its offices in New York City as shall be notified to the relevant parties from time to time, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof, and the Obligors shall have no liability in the event timely or correct distribution of such payments is not so made. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in U.S. dollars.

(b)    Application if Payments Insufficient. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)    Pro Rata Treatment. Except to the extent otherwise provided herein, (i) each Borrowing of a particular Class from the Lenders under Section 2.01 hereof shall be made from the relevant Lenders, each payment of commitment fees under Section 2.11 hereof in respect of Commitments of a particular Class shall be made for account of the relevant Lenders, and each termination or reduction of the amount of the Commitments of a particular Class under Section 2.08 hereof shall be applied to the respective Commitments of such Class of the relevant Lenders, pro rata according to the amounts of their respective Commitments of such Class; (ii) Eurodollar Loans of any Class having the same Interest Period shall be allocated pro rata among the relevant Lenders according to the amounts of their Commitments of such Class (in the case of the making of Loans) or their respective Loans of such Class (in the case of conversions and continuations of Loans); (iii) each payment or prepayment by the Borrower of principal of Loans of a particular Class shall be made for account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; (iv) each payment by the Borrower of interest on Loans of a particular Class shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; and (v) each payment by the Borrower of participation fees in respect of Letters of Credit shall be made for the account of the Revolving Credit Lenders pro rata in accordance with the amount of participation fees then due and payable to the Revolving Credit Lenders.

(d)    Sharing of Payments by Lenders. If, at any time after the occurrence and during the continuance of an Event of Default hereunder, any Lender shall, by exercising any right of set-off or counterclaim or otherwise (including through voluntary prepayment by the Borrower), obtain payment in respect of any principal of or interest on any of its Loans (or participations in LC Disbursements) of any Class resulting in such Lender receiving payment of a greater proportion of the aggregate principal amount of its Loans (and participations in LC Disbursements) of such Class and accrued interest thereon than the proportion of such amounts received by any other Lender of such Class or any other Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans (and LC Disbursements) of the other Lenders to the extent necessary so that the benefit of such payments shall be shared by all the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans (and participations in LC Disbursements); provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans (or participations in LC Disbursements) to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Obligors consent to the foregoing and agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Obligors' rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Obligors in the amount of such participation.

(e)    Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Obligor Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank entitled thereto (the “Applicable Recipient”) hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Applicable Recipient the amount due. In such event, if the Borrower has not in fact made such payment, then each Applicable Recipient severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Applicable Recipient with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(f)    Certain Deductions by Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d), 2.04(e), 2.06(b) or 2.17(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Section until all such unsatisfied obligations are fully paid.

SECTION 2.18        Mitigation Obligations: Replacement of Lenders.

(a)    Designation of Different Lending Office. If any Lender requests compensation under Section 2.14, or if the Obligors are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall, if requested by the Obligor Representative, use reasonable efforts to designate a different lending office for funding or booking its Loans (or participations in LC Disbursements) hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not cause such Lender and its lending office(s) to suffer any economic, legal or regulatory disadvantage; provided, that nothing in this Section shall affect or postpone any of the obligations of the Obligors or the rights or obligations of any Lender pursuant to Section 2.14 or 2.16. The Obligors hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    Replacement of Lenders - Increased Costs. Etc. If any Lender requests compensation under Section 2.14, or if the Obligors are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent given by the Obligor Representative, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, each Issuing Bank), which consents shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (and participations in LC Disbursements), accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Obligors (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments; provided, further, that until such time as such replacement shall be consummated, the Obligor shall pay all additional amounts (if any) required pursuant to Section 2.14 or 2.16, as the case may be. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. No assignment pursuant to this Section 2.18(b) shall be deemed to impair any claim that the Borrower may have against any Lender that defaults in its obligation to fund Loans hereunder.

(c)    Replacement of Lenders - Amendments. If, in connection with a request by the Borrower to obtain the consent of the Lenders to a waiver, amendment or modification of any of the provisions of this Agreement that requires the consent of all of the Lenders or all affected Lenders under Section 9.02, one or more Lenders (the “Declining Lenders”) having Loans, LC Exposure and unused Commitments representing not more than 50% of the sum of the total Loans, LC Exposure and unused Commitments at such time have declined to agree to such request, then the Borrower may, at its sole expense and effort, upon notice to such Lender(s) and the Administrative Agent given by the Borrower, require all (but not less than all) of such Declining Lenders to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all their interests, rights and obligations under this Agreement to one or more assignees that shall assume such obligations (any of which assignees may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, each Issuing Bank), which consents shall not unreasonably be withheld or delayed, (ii) each such Declining Lender shall have received payment of an amount equal to the outstanding principal of its Loans (and participations in LC Disbursements), accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under any other Loan Document, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Obligors (in the case of all other amounts) and (iii) the Obligors shall have paid to each of the Lenders compensation in an amount equivalent (taking into account the total Commitments, LC Exposure and Loans of such other Lenders) to any compensation required to induce the assignees to take such assignment from the Declining Lenders.

SECTION 2.19        Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.11;

(b)    the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided, that this clause (b) shall not apply in the case of a waiver, amendment or modification requiring the consent of all Lenders or each Lender affected thereby (other than with respect to Section 9.02(b)(iii));

(c)    if LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)all or any part of such LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders' Revolving Credit Exposures plus such Defaulting Lender's LC Exposure does not exceed the total of all non-Defaulting Lenders' Revolving Commitments and (y) the conditions set forth in Section 4.02 are satisfied at the time such Lender becomes a Defaulting Lender and its LC Exposure is reallocated;

(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (which notice shall be promptly delivered by the Administrative Agent upon the failure of the reallocation in clause (i) above to be fully effected) cash collateralize such Defaulting Lender's LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above), which cash collateral shall be deposited into a cash collateral account in the name of and under the control of the Administrative Agent, in accordance with the procedures set forth in Section 2.04(i) for so long as such LC Exposure is outstanding;

(iii)if the Borrower cash collateralizes any portion of such Defaulting Lender's LC Exposure pursuant to this Section 2.19(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender's LC Exposure during the period such Defaulting Lender's LC Exposure is cash collateralized;

(iv)if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.19(c), then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.11(b) shall be adjusted in accordance with such non-Defaulting Lenders' Applicable Percentages; or

(v)if any Defaulting Lender's LC Exposure is neither cash collateralized nor reallocated pursuant to Section 2.19(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender's Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender's LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;

(d)    so long as any Revolving Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that 100% of the related exposure will be covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.19(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and Defaulting Lenders shall not participate therein); and

(e)    (i) if a Bankruptcy Event with respect to the Parent of any Revolving Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Revolving Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with the Borrower or such Revolving Lender, satisfactory to the Issuing Bank, to defease any risk to the Issuing Bank in respect of such Revolving Lender hereunder.

In the event that the Administrative Agent, the Borrower and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Lender, then the LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender's Commitment and on such date such Revolving Lender shall purchase at par such of the Revolving Credit Loans of the other Revolving Lenders as the Administrative shall determine may be necessary in order for such Revolving Lender to hold such Revolving Credit Loans in accordance with its Applicable Percentage.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders and the Administrative Agent, as to itself and each of its Subsidiaries, that:
SECTION 3.01        Organization: Powers. The Borrower is duly organized, validly existing and in good standing under the laws of the State of Kansas. Each Obligor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, except where the failure to be in good standing or to be so qualified could not reasonably be expected to result in a Material Adverse Effect. Each Obligor has all requisite power and authority under its respective organizational documents to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02        Authorization; Enforceability. The Transactions are within the corporate or other equivalent power of each Obligor and have been duly authorized by all necessary corporate and, if required, stockholder or other action on the part of such Obligor. Each Loan Document to which any Obligor is a party has been duly executed and delivered by such Obligor and constitutes a legal, valid and binding obligation of such Obligor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03        Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, (b) will not violate any applicable law, policy or regulation or the charter, by-laws or other organizational documents of any Obligor or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower, or any of its assets, or give rise to a right thereunder to require any payment to be made by the Borrower, (d) will not violate or result in a default under any material indenture, agreement or other instrument binding upon any Subsidiary Guarantor, or any of its assets, or give rise to a right thereunder to require any payment to be made by any Subsidiary Guarantor, and (e) will not result in the creation or imposition of any Lien on any asset of the Obligors.

SECTION 3.04        Financial Condition; No Material Adverse Change.

(a)    Financial Statements. The Borrower has heretofore delivered to the Lenders the following financial statements:

(i)    the audited consolidated balance sheet and statements of comprehensive loss, changes in shareholders' equity and cash flows of the Borrower and its Subsidiaries as of and for the fiscal years ended December 31, 2010 and December 31, 2011, reported on by KPMG LLP, independent public accounts; and

(ii)    the unaudited interim consolidated balance sheet and statements of comprehensive loss, changes in shareholders' equity and cash flows of the Borrower and its Subsidiaries as of and for the three-, six- and nine-month periods ended March 31, 2012, June 30, 2012 and September 30, 2012, respectively, certified by a Financial Officer of the Borrower, prepared on an actual basis.

Such financial statements present fairly, in all material respects, the actual financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in each case in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of all interim balance sheets of the Borrower.
(b)    No Material Adverse Change. Since December 31, 2011, there has been no material adverse change in the business, assets, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole.

(c)    No Material Undisclosed Liabilities. The Borrower does not have on the Effective Date any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments in each case that are material, except as referred to or reflected or provided for in the audited financial statements as at December 31, 2011 referred to above and the footnotes thereto and unaudited financial statements for the nine-month period ended September 30, 2012.

SECTION 3.05        Properties.

(a)    Title Generally. The Borrower and the Subsidiary Guarantors have good title to, or valid leasehold or other property interests in, all of their real and personal property, except for defects in title that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)    Intellectual Property. The Borrower and its Subsidiaries own, or are licensed to use, all of their trademarks, trade names, copyrights, patents and other intellectual property (collectively, “Intellectual Property”), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06        Litigation and Environmental Matters.

(a)    Litigation Generally. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

(b)    Environmental Matters. Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or any obligation to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability, or (iii) has received written, or to the knowledge of the Borrower, oral notice of any claim with respect to any unsatisfied Environmental Liability or has received any ongoing inquiry, allegation, notice or other communication from any Governmental Authority concerning its compliance with any Environmental Law.

SECTION 3.07        Compliance with Laws and Agreements. The Borrower and its Subsidiaries and their respective ERISA affiliates are in compliance with all laws, regulations, policies and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08        Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.09        Taxes. The Borrower and its Subsidiaries have timely filed or caused to be filed all Tax returns and reports required to have been filed and have paid or caused to be paid all Taxes shown thereon to be due, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10        ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11        Disclosure. None of the reports, financial statements, certificates or other information (other than forward-looking statements, projections and statements of a general industry nature, as to which no representation or warranty is made) furnished by or on behalf of any Obligor to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any amendment hereto or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) taken together with any information contained in the public filings made by the Borrower with the Securities and Exchange Commission pursuant to the Exchange Act contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.

SECTION 3.12        Subsidiaries. As of the Effective Date, set forth in Schedule 3.12 is a complete and correct list of all of the Subsidiaries together with, for each such Subsidiary, (i) the full and correct legal name, (ii) the type of organization, (iii) the jurisdiction of organization, (iv) if applicable, whether it is a Subsidiary Guarantor on the Effective Date and (v) each Person holding ownership interests in such Subsidiary and the percentage of ownership of such Subsidiary and voting rights with respect thereto represented by such ownership interest.

ARTICLE IV
CONDITIONS

SECTION 4.01        Effective Date. The effectiveness of this Agreement and of the obligations of the Lenders to make Loans, and of any Issuing Bank to issue Letters of Credit, hereunder is subject to the conditions precedent that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.02):

(a)Counterparts of Agreement. The Administrative Agent (or Special Counsel) shall have received from the Borrower, from each Lender and from JPMorgan Chase Bank, N.A., as Administrative Agent, either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)Opinion of Counsel to the Borrower. The Administrative Agent (or Special Counsel) shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Jones Day and Polsinelli Shughart P.C., each as counsel to the Borrower, covering such matters relating to the Borrower, this Agreement, the other Loan Documents or the Transactions as the Administrative Agent shall request (and the Borrower hereby requests such counsel to deliver such opinions).

(c)Corporate Matters. The Administrative Agent (or Special Counsel) shall have received such documents and certificates as the Administrative Agent or Special Counsel may reasonably request relating to the organization, existence and good standing of the Borrower and the authorization of the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(d)Financial Officer Certificate; Solvency Certificate. The Administrative Agent (or Special Counsel) shall have received (i) a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 and (ii) a solvency certificate, dated the Effective Date and signed by the chief financial officer (or other senior financial officer reasonably acceptable to the Administrative Agent) of the Borrower, documenting the solvency of the Borrower and its Subsidiaries, taken as a whole, immediately after giving effect to this Agreement and the transactions contemplated hereby.

(e)Notes. The Administrative Agent (or Special Counsel) shall have received for each Lender that shall have requested a promissory note, a duly completed and executed promissory note for such Lender.

(f)Release by Issuing Banks. To the extent that any “Issuing Bank” under the Existing Credit Agreement is not an Issuing Bank hereunder, such “Issuing Bank” shall have unconditionally released each “Revolving Credit Lender” under the Existing Credit Agreement from any liability under such “Revolving Credit Lender's” participation in respect of each “Letter of Credit” under the Existing Credit Agreement, pursuant to an instrument in form satisfactory to the Administrative Agent.

(g)Intercompany Indebtedness. The Administrative Agent shall have received the Subordination Agreement, duly executed and delivered by each Obligor.

(h)Evidence of Repayment of Loans under Existing Credit Agreement. The Borrower shall have repaid in full the principal of and interest on all of the “Loans” outstanding under the Existing Credit Agreement and all other amounts owing thereunder and all commitments under the Existing Credit Agreement shall have been terminated and all letters of credit issued and outstanding under the Existing Credit Agreement shall have been continued hereunder.

(i)Fees and Expenses. The Lenders, the Administrative Agent and the Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

Notwithstanding the foregoing, the obligations of the Lenders to make Loans, and of the Issuing Banks to issue Letters of Credit, hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on March 22, 2013 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
SECTION 4.02        Each Extension of Credit. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Borrower as to itself and each other Obligor set forth in this Agreement shall be true and correct on and as of the date of such Borrowing, or (as applicable) the date of issuance, amendment, renewal or extension of such Letter of Credit, both before and after giving effect thereto and to the use of the proceeds thereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct as of such specific date).

(b)    No Defaults. At the time of and immediately after giving effect to such Borrowing, or (as applicable) the date of issuance, amendment, renewal or extension of such Letter of Credit, no Default shall have occurred and be continuing.

Each Borrowing Request or request for issuance, amendment, renewal or extension of a Letter of Credit, shall be deemed to constitute a representation and warranty by the Borrower (both as of the date of such Borrowing Request, or request for issuance, amendment, renewal or extension, and as of the date of the related Borrowing or issuance, amendment, renewal or extension) as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

ARTICLE V
AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
SECTION 5.01        Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (which shall promptly furnish to the Lenders):

(a)    within 75 days after the end of each fiscal year, the audited consolidated statements of operations, changes in stockholders' equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, and the related audited consolidated balance sheet for the Borrower and its Subsidiaries as of the end of such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year, all reported on by KPMG LLP, or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), to the effect that such audited consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)    within 45 days after the end of the first three fiscal quarters of each fiscal year:

(i)the unaudited interim consolidated statements of operations of the Borrower and its Subsidiaries for such fiscal quarter (the “current fiscal quarter”) and for the then elapsed portion of the fiscal year,

(ii)the unaudited interim consolidated statements of changes in stockholders' equity and cash flows of the Borrower and its Subsidiaries for the then elapsed portion of the fiscal year, and

(iii)the unaudited interim consolidated balance sheet for the Borrower and its Subsidiaries as at the end of such fiscal quarter,

setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly, in all material respects, the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in each case in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of all interim balance sheets of the Borrower;
(c)    concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower:

(i)    certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(ii)    setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01(o), 6.01(p), 6.02(l) and 6.05; and

(iii)    stating whether any change in GAAP or in the application thereof has occurred since the later of the date of the financial statements as at December 31, 2011 referred to in Section 3.04 and the date of the last certificate delivered pursuant to this clause (c) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)    concurrently with any delivery of financial statements under clause (a) above, financial projections in a form substantially similar to the financial projections most recently delivered to the Administrative Agent prior to the Effective Date (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Financial Officer stating that such Projections were prepared in good faith and based upon assumptions that were believed to be reasonable at the time such Projections were prepared;

(e)    promptly after the same become publicly available, furnish all periodic and other reports, proxy statements and other materials filed by any Obligor with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission or distributed by such Obligor to the holders of its securities; and

(f)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Obligor, or compliance with the terms of this Agreement and other Loan Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Documents required to be delivered pursuant to this Section 5.01 (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower's website; or (ii) on which such documents are posted on the Obligors' behalf on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Notwithstanding anything contained herein, in every instance (i) the Borrower shall be required to provide paper copies of the certificates required by Section 5.01(c) to the Administrative Agent and (ii) the Borrower shall notify any Lender when documents required to be delivered pursuant to this Section 5.01 have been delivered electronically to the extent that such Lender has requested the Borrower to be notified. Except for such certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the

Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
SECTION 5.02        Notices of Material Events. The Borrower will furnish to the Administrative Agent (which shall promptly notify the Lenders) prompt written notice of the following:

(a)    the occurrence of any Default;

(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Subsidiaries that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower or any of its Subsidiaries in an aggregate amount exceeding $200,000,000.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth a reasonable description of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03        Existence. The Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution, sale or disposition of assets or other transactions permitted under Section 6.03. The Borrower will cause each of its Subsidiaries to do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution, sale or disposition of assets or other transactions permitted under Section 6.03.

SECTION 5.04        Payment of Obligations. The Borrower will, and will cause each of the Subsidiary Guarantors to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary Guarantor has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05        Maintenance of Properties; Insurance. The Borrower will (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The Borrower will cause each of its Subsidiaries to (a) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06        Books and Records; Inspection Rights. The Borrower will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will cause each of its Subsidiaries to keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07        Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08        Use of Proceeds.

(a)    Loans. The proceeds of the Loans hereunder will be used for general corporate purposes of the Borrower and its Subsidiaries.

(b)    Regulations U and X. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

SECTION 5.09        Certain Obligations with respect to Subsidiaries.

(a)    In the event that (a) the Borrower or any of its Subsidiaries shall form or acquire any new Subsidiary that is a Domestic Subsidiary (such acquired Subsidiary, an “Acquired Entity”) or (b) any Domestic Subsidiary which is prohibited from guaranteeing the Obligations pursuant to the terms of any agreement to which such Person is a party on the Effective Date is released from the relevant restrictions, in each such case, the Borrower will, and will cause each such Subsidiary to, promptly (and in any event within 30 days or such longer period that the Administrative Agent may approve) take such action to cause any such Subsidiary to:

(i)    become a “Subsidiary Guarantor” hereunder pursuant to a Joinder Agreement;

(ii)    in the case of a newly-formed Subsidiary or an Acquired Entity, become a party to the Subordination Agreement pursuant to an Accession Agreement; and

(iii)    deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents (A) as is consistent with those delivered by the Subsidiary Guarantors pursuant to Section 4 of the Credit Agreement on the Effective Date (unless waived by the Administrative Agent) or (B) as the Administrative Agent shall reasonably request;

provided that an Acquired Entity shall not be required to take any of the foregoing actions to the extent it is prohibited from so doing pursuant to the terms of any agreement to which such Person is a party prior to it becoming an Acquired Entity, provided further that, in the event such Acquired Entity is released from the relevant restrictions, the Borrower will, and will cause each of its Subsidiaries to, take such action to cause such Acquired Entity to become a “Subsidiary Guarantor” hereunder in accordance with this Section 5.09.
Notwithstanding anything to the contrary herein, the Borrower will, and will cause each WiMax Joint Venture Entity to, take such action to cause such WiMax Joint Venture Entity to become a “Subsidiary Guarantor” hereunder in accordance with this Section 5.09, no later than 30 days (or such longer period as the Administrative Agent may agree) following the earliest date upon which both (A) the WiMax Acquisition Date has occurred and (B)(i) such WiMax Joint Venture Entity has been released from restrictions that prohibited it from becoming a “Subsidiary Guarantor” pursuant to the terms of the agreements to which it was a party on the WiMax Acquisition Date or (ii) the outstanding principal amount of Existing WiMax Indebtedness is no greater than $100,000,000.
(b)    The Borrower covenants that if the total assets (considering, for purposes of determining the total assets of the Subsidiary Guarantors, all unrestricted cash and cash equivalents held by the Borrower as assets of the Subsidiary Guarantors) or revenues of the Subsidiary Guarantors represent less than 80% of the consolidated total assets or revenues of the Borrower and its Subsidiaries (excluding from the calculation of consolidated net assets or revenues for the purposes of this clause (b) of Section 5.09, the assets or revenues of any Acquired Entity to the extent that (but only for so long as) it is prohibited from becoming a Subsidiary Guarantor pursuant to the terms of any agreement to which such Person is a party prior to it becoming an Acquired Entity), determined as of the end of (or, with respect to such revenues, for the period of four fiscal quarters ending with) the fiscal quarter or fiscal year most recently ended for which financial statements are available, the Borrower will cause Domestic Subsidiaries to become Subsidiary Guarantors as necessary to eliminate such deficiency. The Borrower may from time to time cause any Subsidiary to become a Subsidiary Guarantor.

ARTICLE VI
NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agree with the Lenders that:
SECTION 6.01        Indebtedness. The Borrower will not permit any Subsidiary to create, incur, issue, assume or permit to exist any Indebtedness, except:

(a)    Indebtedness hereunder (including, for avoidance of doubt, Incremental Facilities established pursuant to Section 2.08);

(b)    Indebtedness existing on the Effective Date and set forth in Schedule 6.01 (and any extensions, renewals or refinancings thereof);

(c)    Indebtedness of SCC existing on the Effective Date (which for the avoidance of doubt includes any such Indebtedness of SCC permitted pursuant to paragraph 6.01(b) and listed on Schedule 6.01) and any extensions, renewals or refinancings thereof, provided that any such extensions, renewals or refinancing of such Indebtedness shall be restricted to the Obligors who are obligated on the Indebtedness being extended, renewed or refinanced;

(d)    Indebtedness of any Receivables Entity pursuant to a Permitted Securitization and Indebtedness under any Standard Securitization Undertaking;

(e)    Indebtedness incurred in connection with Sale and Leaseback Transactions;

(f)    Indebtedness incurred after the Effective Date to finance the acquisition, construction or improvement of any fixed or capital assets or inventory, including Capital Lease Obligations, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred concurrently with or within 270 days after such acquisition or the completion of such construction or improvement;

(g)    Intercompany Indebtedness, provided that any Intercompany Indebtedness of an Obligor owing to any Subsidiary of the Borrower which is required to be party to the Subordination Agreement is subordinated to the Obligations in accordance with the Subordination Terms;

(h)    Guarantees by any Subsidiary Guarantor of the EDC Indebtedness in an aggregate principal amount not to exceed the amount of EDC Indebtedness outstanding on the Effective Date;

(i)    Indebtedness comprised of unsecured guarantees that are expressly subordinated to the Obligations hereunder, which guarantees are made by Subsidiary Guarantors in respect of other Indebtedness of the Borrower or its Subsidiaries in an aggregate amount not to exceed $6,000,000,000 at any time;

(j)    Indebtedness of any Person that becomes a Subsidiary after the Effective Date, provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;

(k)    Guarantees by any Subsidiary Guarantor of the obligations of the Borrower under Hedging Agreements entered into with a Lender or any Affiliate of a Lender in the ordinary course of business and not for speculative purposes;

(l)    Guarantees resulting from the endorsement of negotiable instruments in the ordinary course of business;

(m)    Indebtedness, if any, in respect of surety, stay, customs and appeal bonds, performance bonds and performance and completion guarantees required in the ordinary course of business or in connection with the enforcement of rights or claims of the Subsidiary Guarantors or their Subsidiaries or in connection with judgments that have not resulted in an Event of Default under clause (k) of Article VII;

(n)    Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims and other Indebtedness in respect of bankers' acceptance, letter of credit, warehouse receipts or similar facilities entered into in the ordinary course of business, provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within five Business Days following such drawing or incurrence;

(o)    other Indebtedness in an aggregate principal amount that, taken together with the aggregate amount of obligations secured by the Liens permitted under Section 6.02(l) at the time of incurrence thereof (or of any extension, renewal or refinancing thereof) and after giving effect thereto, does not exceed $250,000,000 at any time outstanding; and

(p)    other Indebtedness (assuming all relevant commitments to lend are fully drawn) in an aggregate principal amount that does not exceed at any time the greater of (A) $2,000,000,000 (less the aggregate of any increase in the Revolving Credit Commitments and outstanding principal balance of any Incremental Term Loans, in each case, pursuant to Section 2.08(d) in excess of $300,000,000) and (B) solely in the event the SoftBank Acquisition is consummated and the WiMax Acquisition Date occurs, $8,000,000,000 less the amount of Relevant Indebtedness outstanding at such time;

provided that, notwithstanding the foregoing, if, on a cumulative basis, at any time Subsidiaries with assets or revenue greater than or equal to 5% of the consolidated total assets or revenues of the Borrower and its Subsidiaries (determined as of the end of the fiscal year most recently ended for which financial statements are available) have merged with or into, or have been consolidated with or into, SCC, then the amount of any Indebtedness described in clause 6.01(c) above which is then outstanding shall be deemed outstanding under Section 6.01(p); provided further that, notwithstanding anything to the contrary herein, after the WiMax Acquisition Date, any extension, renewal or refinancing of Existing WiMax Indebtedness shall be effected (i.e., created, incurred, issued or assumed) by an entity that is not a Subsidiary of the Borrower.
SECTION 6.02        Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:
(a)    Permitted Encumbrances;

(b)    Liens existing on the Effective Date and set forth in Schedule 6.02;

(c)    Liens securing judgments for the payment of money in an amount not resulting (whether immediately or with the passage of time) in an Event of Default under clause (k) of Article VII;

(d)    Liens on the property of any Receivables Entity pursuant to a Permitted Securitization, and the sale of Accounts pursuant to a Permitted Securitization and Liens resulting from the characterization of such sale as secured Indebtedness;

(e)    Liens arising in connection with Sale and Leaseback Transactions;

(f)    Liens created after the Effective Date on fixed or capital assets or inventory acquired, constructed or improved by the Borrower or any of its Subsidiaries after the Effective Date and financed with Indebtedness permitted under Section 6.01(f); provided that (i) such Liens and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and (ii) there are no Liens on any other property or assets of the Borrower or any of its Subsidiaries that secure such Indebtedness;

(g)    any Lien existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such Person becoming a

Subsidiary and (ii) there are no Liens on any other property or assets of the Borrower or any of its Subsidiaries that secure the Indebtedness of such Person;
(h)    Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit or commodity trading or brokerage accounts or other funds maintained with a creditor depository institution, provided that such accounts and funds are not primarily intended by the Borrower or any of its Subsidiaries to provide collateral to the depository institution or the commodity intermediary;

(i)    Liens consisting of or arising under (i) agreements to dispose of any property in a Disposition permitted under Section 6.03 and (ii) earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement;

(j)    Liens on cash collateral in favor of the Administrative Agent securing LC Exposure of the Revolving Credit Lenders and Issuing Banks;

(k)    Liens on cash collateral in favor of (A) the counterparty to bi-lateral letters of credit issued in respect of the FCC's Report and Order to reconfigure the 800 MHz band, or (B) any trustee or paying agent for purposes of satisfying any Indebtedness of the Borrower or any Subsidiary, to the extent securing any such letters of credit with an aggregate face amount, or obligations relating to such Indebtedness with a principal amount, not exceeding $1,200,000,000 in the aggregate; and

(l)    additional Liens (including any Liens securing financings permitted by Section 6.01(o)) covering property of the Borrower or any of its Subsidiaries (or securing obligations in an aggregate amount, at the time of incurrence thereof, that taken together with the Indebtedness incurred pursuant to Section 6.01(o), does not exceed $250,000,000 at any time outstanding.

SECTION 6.03        Fundamental Changes.

(a)    Mergers and Consolidations. The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(i)    any Person may merge with or into the Borrower in a transaction in which (x) such Borrower is the surviving corporation or (y) the continuing or surviving entity shall have assumed all of the obligations of such Borrower hereunder pursuant to an instrument in form and substance satisfactory to the Administrative Agent and shall have delivered such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Borrower pursuant to Section 4.01 upon the Effective Date or as the Administrative Agent shall have requested and the net worth (determined on a consolidated basis in accordance with GAAP) of the continuing or surviving entity immediately after giving effect thereto shall be greater than or equal to the net worth (so determined) of such Borrower immediately prior to giving effect thereto;

(ii)    any Person (other than the Borrower) may merge with or into any Subsidiary of the Borrower in a transaction in which the surviving entity is a Subsidiary of the Borrower, provided that, if any such merger shall be between a Subsidiary Guarantor and a Non-Guarantor Subsidiary, the survivor shall be or become a Subsidiary Guarantor;

(iii)    any Subsidiary of the Borrower may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; and

(iv)    any Subsidiary (other than the Borrower) may merge into any other Person in order to effect a Disposition permitted by this Agreement.

(b)    Disposition of Assets. The Borrower and its Subsidiaries, when taken as a whole, will not, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of their assets (in each case, whether now owned or hereafter acquired).

SECTION 6.04        Transactions with Affiliates. Except as expressly permitted by this Agreement, the Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any cash or other property to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(i)    at prices and on terms and conditions not less favorable to the Borrower or Subsidiary than could be obtained on an arm's-length basis from unrelated third parties or pursuant to agreements in effect on the Effective Date, and

(ii)    transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate.

SECTION 6.05        Financial Covenants.

(a)    Total Indebtedness Ratio. The Borrower will not permit the Total Indebtedness Ratio as at the last day of any fiscal quarter to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Total Indebtedness Ratio
March 31, 2013	6.25 to 1.00
June 30, 2013	6.25 to 1.00
September 30, 2013	6.25 to 1.00
December 31, 2013	6.25 to 1.00
March 31, 2014	6.25 to 1.00
June 30, 2014	6.25 to 1.00
September 30, 2014	6.00 to 1.00
December 31, 2014	6.00 to 1.00
March 31, 2015	5.50 to 1.00
June 30, 2015	5.50 to 1.00
September 30, 2015	5.25 to 1.00
December 31, 2015	5.00 to 1.00
March 31, 2016	4.75 to 1.00
June 30, 2016	4.50 to 1.00
September 30, 2016	4.25 to 1.00
December 31, 2016 and each fiscal quarter ending thereafter	4.00 to 1.00

(b)    Total Interest Coverage Ratio. The Borrower will not permit the Total Interest Coverage Ratio as at the last day of any fiscal quarter to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Interest Coverage Ratio
March 31, 2013	2.00 to 1.00
June 30, 2013	2.00 to 1.00
September 30, 2013	2.00 to 1.00
December 31, 2013	2.00 to 1.00
March 31, 2014	2.00 to 1.00
June 30, 2014	2.25 to 1.00
September 30, 2014	2.25 to 1.00
December 31, 2014	2.25 to 1.00
March 31, 2015	2.25 to 1.00
June 30, 2015	2.25 to 1.00
September 30, 2015	2.50 to 1.00
December 31, 2015	2.50 to 1.00
March 31, 2016	2.50 to 1.00
June 30, 2016	2.50 to 1.00
September 30, 2016	2.75 to 1.00
December 31, 2016 and each fiscal quarter ending thereafter	2.75 to 1.00

SECTION 6.06        Restricted Payments. The Borrower will not, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that:

(a)    any Non-Guarantor Subsidiary may make Restricted Payments to the Borrower or any of its Subsidiaries;

(b)    any Subsidiary of the Borrower may declare and pay dividends to any Obligor;

(c)    the Borrower and any of its Subsidiaries may declare and pay dividends with respect to its capital stock at any time solely in additional shares of its common stock;

(d)    the Borrower and any of its Subsidiaries may make Restricted Payments pursuant to and in accordance with (i) stock option plans or other benefit or compensation plans, (ii) agreements existing on the Effective Date and (iii) agreements entered into after the Effective Date, provided that payments under such future agreements do not exceed $5,000,000 in any fiscal year, for directors, management or employees of the Borrower and any of its Subsidiaries in the ordinary course of business;

(e)    the Borrower and any of its Subsidiaries may declare and pay mandatory dividends on preferred stock;

(f)    the Borrower and its Subsidiaries may make cash payments in lieu of issuing fractional shares in connection with the exercise of Equity Rights convertible into or exchangeable for Equity Interests of the Borrower or its Subsidiaries;

(g)    so long as no Default shall have occurred and be continuing, any Subsidiary that is not wholly-owned may make distributions payable to the other equity holders of such Subsidiary on a pro rata basis; provided that distributions payable by any Subsidiary that is not wholly-owned to other equity holders in order to comply with the terms of the WiMax Agreement do not have to be made on a pro rata basis;

(h)    Restricted Payments resulting from the cashless exercise of stock options;

(i)    the Borrower and its Subsidiaries may issue Equity Interests in connection with the exercise of Equity Rights arising under Indebtedness not prohibited hereunder and convertible into or exchangeable for Equity Interests of the Borrower or its Subsidiaries; and

(j)    so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower and any of its Subsidiaries may make other Restricted Payments in an aggregate amount not to exceed $100,000,000;

provided that, at any time that the Total Indebtedness Ratio is less than 2.50:1, the Borrower and its Subsidiaries may make any Restricted Payments so long as the Total Indebtedness Ratio on a pro forma basis after giving effect to such Restricted Payments remains less than 2.50:1; provided further, that, for avoidance of doubt, any extension, renewal or refinancing of debt securities that are convertible into or exchangeable for shares of capital stock (whether common or preferred), partnership interests, membership interests in a limited liability company (whether common or preferred), beneficial interests in a trust or other equity ownership interests, in each case, of the Borrower or any Subsidiary, shall be permitted under this Section 6.06 so long as such extension, renewal or refinancing is not otherwise prohibited by this Agreement.

SECTION 6.07        Intercompany Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Intercompany Indebtedness except in the ordinary course of business and except repayments of Intercompany Indebtedness (x) owing to any Obligor, (y) by any Obligor to any of the Borrower's Subsidiaries to the extent that such Intercompany Indebtedness results from the receipt and application of cash proceeds from Accounts pursuant to the Borrower's and its Subsidiaries' ordinary cash management practices and is consistent in all material respects with past practice and (z) of any Foreign Subsidiary owing to any other Foreign Subsidiary.

ARTICLE VII
EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:
(a)    the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)    the Borrower shall fail to pay (i) any interest on any Loan, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days or (ii) any fee or any other amount (other than an amount referred to in clause (a) or (b)(i) of this Article VII) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five or more Business Days;

(c)    any representation or warranty made or deemed made by or on behalf of any Obligor in or in connection with this Agreement or any of the other Loan Documents or any amendment or modification hereof or thereof (or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any of the other Loan Documents or any amendment or modification hereof or thereof) shall prove to have been incorrect when made or deemed made in any material respect;

(d)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.03, 5.09 (but solely with respect to the requirements of any Subsidiary that would constitute a Significant Subsidiary for the purposes of clause (a) thereof to deliver a Joinder Agreement, Accession Agreement or proof of corporation action, incumbency opinions or other documents contemplated therein) or Article VI (other than Section 6.04);

(e)    the Borrower or any other Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (c) or (d) of this Article VII, but including Section 5.09(a) with respect to any Subsidiary that would not constitute a Significant Subsidiary) or any other Loan Document, and such failure shall continue unremedied for a period of thirty or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(f)    the Borrower (or any Subsidiary of the Borrower, other than an Excluded Subsidiary) shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness;

(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, but without any further lapse of time) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower (or any Significant Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower (or any Significant Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)    the Borrower (or any Significant Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article VII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the

Borrower (or any Significant Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)    the Borrower (or any Significant Subsidiary) shall become unable, admit in writing or fail generally to pay its debts as they become due;

(k)    one or more judgments for the payment of money in an aggregate amount in excess of $250,000,000 shall be rendered against the Borrower (or any Significant Subsidiary) and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower (or any Significant Subsidiary) to enforce any such judgment;

(l)    an ERISA Event shall have occurred that could reasonably be expected to result in a Material Adverse Effect; or

(m)    the Guarantees under Section 9.14 by any Subsidiary Guarantor shall cease to be in full force and effect, or shall be asserted in writing by any Obligor not to be in effect or not to be legal, valid and binding obligations, other than pursuant to a release permitted under Section 9.02;

then, and in every such event (other than an event with respect to any Obligor described in clause (h) or (i) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to any Obligor described in clause (h) or (i) of this Article VII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder (including without limitation, the obligation to provide cash collateral for Letters of Credit as set forth in Section 2.04(i)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
In addition to the foregoing, at any time after the occurrence and during the continuance of an Event of Default, the Issuing Bank(s) in respect of any Letter of Credit may at the request of the Required Lenders send a notice of termination to the beneficiary under such Letter of Credit to the extent permitted under the terms of such Letter of Credit.

ARTICLE VIII
THE ADMINISTRATIVE AGENT

Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this

Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.
JPMorgan Chase Bank, N.A. shall have the same rights and powers in its capacity as a Lender hereunder as any other Lender and may exercise the same as though JPMorgan Chase Bank, N.A. were not the Administrative Agent, and any bank serving in the capacity of Administrative Agent from time to time and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate of any thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by this Agreement and the other Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or, if provided herein, with the consent or at the request of the Required Lenders of a particular Class, or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or the other Loan Documents, (ii) the contents of any certificate, report or other document delivered hereunder or under any of the other Loan Documents or in connection herewith of therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, the other Loan Documents or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all of its duties, and exercise its rights and powers, by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, each Issuing Bank and the Obligor Representative. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Administrative Agent. If no successor shall have been so appointed and shall have accepted such appointment within 30 days after such retiring Administrative Agent gives notice of its resignation, then such retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of such retiring Administrative Agent, and such retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article VIII and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement and the other Loan Documents, any related agreement or any document furnished hereunder or thereunder.
Anything herein to the contrary notwithstanding, none of the Bookrunners, Lead Arrangers, Syndication Agent or Documentation Agents listed on the cover page hereof shall have any duties or responsibilities under this Agreement, except in their capacity, if any, as Lenders hereunder.

ARTICLE IX
MISCELLANEOUS

SECTION 9.01        Notices.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)    if to the Borrower (as Borrower or Obligor Representative), to:
6200 Sprint Parkway
Overland Park, Kansas 66251
Attention Greg D. Block, Vice President and Treasurer
Telecopy No. 913-523-1911

with a copy to it at:

6200 Sprint Parkway
Overland Park, Kansas 66251
Attention: General Counsel
Telecopy No. 913-523-9802

(ii)    if to the Administrative Agent, to:
500 Stanton Christiana Road, Ops 2, Floor 03
Newark, DE, 19713-2107
Attention: Brian Lunger
brian.x.lunger@jpmorgan.com
Telephone No. 302-634-3103
Telecopy No. 302-634-3301

with back-up copy to it at:

500 Stanton Christiana Road, Ops 2, Floor 03
Newark, DE, 19713-2107
Attention: Charles Wambua
charles.k.wambua@jpmorgan.com
Telephone No. 302-634-3817
Telecopy No. 302-634-3301

and with a copy to it at:

383 Madison Avenue, Floor 24
New York, NY, 10179
Attention: Tina Ruyter
Telephone No. 212-270-4676
Telecopy No. 212-270-5127

(iii)    if to any Lender (including any Lender in its capacity as an Issuing Bank hereunder), to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)    Electronic Notification. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Obligor Representative may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)    Modifications to Notice Provisions. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02        Waivers: Amendments.

(a)    No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the respective Issuing Bank may have had notice or knowledge of such Default at the time.

(b)    Amendments to this Agreement. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

(i)    increase any Commitment of any Lender without the written consent of such Lender;

(ii)    reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;

(iii)    postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of reduction or expiration of any Commitment, without the written consent of each Lender affected thereby;

(iv)    change Section 2.17(c) or 2.17(d), without the written consent of each Lender affected thereby; or

(v)    change any of the provisions of this Section 9.02 or the percentage set forth in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Document or make any determination or grant any consent hereunder or thereunder, without the written consent of each Lender;

provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or Issuing Bank, as the case may be and (B) no consent, other than the Required Lenders of a Class (and of each affected Lender of such Class) shall be required to effect any of the changes referred to in clause (iii) above with respect to such Class.
In connection with any waiver, amendment or other modification to this Agreement, the Administrative Agent shall be permitted to establish a “record date” to determine which Lenders are to be entitled to participate in consenting to such waiver, amendment or modification (it being understood that

Persons that become “Lenders” under this Agreement after such “record date” pursuant to an assignment in accordance with Section 9.04 shall not be entitled to participate in such consent), provided that in no event shall such “record date” be a date more than 10 days earlier than the date such waiver, amendment or modification is distributed to the Lenders for execution.
Anything in this Agreement to the contrary notwithstanding, (A) no waiver or modification of any provision of this Agreement that has the effect (either immediately or at some later time) of enabling the Borrower to satisfy a condition precedent to the making of a Loan of any Class shall be effective against the Lenders of such Class, unless the Required Lenders of the affected Class shall have concurred with such waiver or modification, and (B) no waiver or modification of any provision of this Agreement or any other Loan Document that could reasonably be expected to adversely affect the Lenders of any Class disproportionately when compared to the Lenders of all other Classes shall be effective against the Lenders of such Class unless the Required Lenders of such Class shall have concurred with such waiver or modification, provided that nothing in this clause (B) shall override any provision in this Agreement or the other Loan Documents that expressly permits any action to be taken, or waiver to be given, by the Required Lenders.
For purposes of this Section, the “scheduled date of payment” of any amount shall refer to the date of payment of such amount specified in this Agreement, and shall not refer to a date or other event specified for the mandatory or optional prepayment of such amount. In addition, whenever a waiver, amendment or modification requires the consent of a Lender “affected” thereby, such waiver, amendment or modification shall, upon consent of such Lender, become effective as to such Lender whether or not it becomes effective as to any other Lender, so long as the Required Lenders (or, as applicable, the Required Lenders of the relevant Class) consent to such waiver, amendment or modification as provided above.
Except as otherwise provided in this Section 9.02(b) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents (other than this Agreement); provided that without the prior consent of each Lender, the Administrative Agent shall not release all or substantially all of the Subsidiary Guarantors from their guarantee obligations under Section 9.14; provided further that any Subsidiary Guarantor shall be automatically released from its guarantee obligations under Section 9.14 and all other obligations under the Loan Documents if such Subsidiary Guarantor ceases to be a Subsidiary as a result of a Disposition or other transaction permitted by this Agreement so long as (i) no Default or Event of Default shall have occurred and be continuing, (ii) no such release shall occur if such Subsidiary Guarantor continues to Guarantee the EDC Indebtedness or any other Indebtedness of the Borrower unless and until such Subsidiary Guarantor is (or is being simultaneously) released from its Guarantee of the EDC Indebtedness and any other Indebtedness of the Borrower and (iii) the Obligor Representative shall have given notice of such Disposition to the Administrative Agent. The Administrative Agent shall promptly take such actions as may be reasonably requested by the Obligor Representative to effect and evidence any release pursuant to the foregoing.
SECTION 9.03        Expenses: Indemnity: Damage Waiver.

(a)    Costs and Expenses. The Borrower agrees to pay, or reimburse the Administrative Agent for paying, (i) all reasonable out-of-pocket expenses incurred by the Arrangers and the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of Special Counsel, the preparation of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of one counsel acting on behalf of all indemnified persons (and, in the event of any conflict of interest, of additional counsel for all affected indemnified persons and, if necessary, of one local counsel in any relevant jurisdiction) the Administrative Agent, Issuing Bank or Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof and (iv) to the extent not already reimbursed pursuant to Section 2.16(b), all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Documents or any other document referred to herein or therein.

(b)    Indemnification by Borrower. The Borrower agrees to indemnify the Administrative Agent, the Arrangers, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby, the performance by the parties hereto and thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Notwithstanding the foregoing, this Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c)    Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. To the extent that the Borrower fails to pay any amount required to be paid by it to any Issuing Bank under paragraph (a) or (b) of this Section 9.03, each Revolving Credit Lender severally agrees to pay to such Issuing Bank such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Issuing Bank in its capacity as such. Nothing herein shall be deemed to limit the obligations of the Borrower under paragraph (b) above to reimburse the Lenders for any payment made under this paragraph (c).

(d)    Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, none of the Obligors shall assert, and each Obligor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, the other Loan

Documents or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)    Payments. All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

SECTION 9.04        Successors and Assigns.

(a)    Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby including any Affliate of the Issuing Bank that issues any Letter of Credit, except that (i) Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby including any Affiliate of any Issuing Bank that issues any Letter of Credit, Participants (to the extent provided in paragraph (c) of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders.

(i)    Assignments Generally. Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, and the Loans, at the time held by it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender that is a bank or another financial institution, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 30 days after having acknowledged receiving notice thereof;

(B)the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Incremental Term Facility to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)each Issuing Bank, in the case of an assignment of all or a portion of a Revolving Credit Commitment or any Revolving Credit Lender's obligations in respect of its LC Exposure.

(ii)    Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, or an assignment of the entire remaining amount of the assigning Lender's Commitments of any Class (including Loans of such Class), or Incremental Term Facility of any Class as to which there are no outstanding

Commitments, the amount of the Commitment or Loans of such Class of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and treating related Approved Funds as one assignee for this purpose) shall not be less than $5,000,000 unless the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender's rights and obligations in respect of one Class of Commitments or Loans;

(C)    no assignments may be made to (i) any natural person or (ii) any other Person that the Administrative Agent reasonably determines is maintained primarily for the purpose of holding or managing investments for the benefit of any natural person and/or any immediate family members or heirs thereof, in each case unless otherwise agreed by each of the Administrative Agent and the Borrower in its sole discretion;

(D)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(E)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms required pursuant to Section 2.16(f).

(iii)    Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (c) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 (subject to the requirements of Section 2.16) and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section 9.04.

(c)    Maintenance of Register by Administrative Agent. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of (and stated interest on) the Loans and LC Disbursements held by, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04, any written consent to such assignment required by said paragraph (b) and all applicable tax forms required pursuant to Section 2.16(f), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)    Participations.

(i)    Participations Generally. Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other financial institutions (a “Participant”) in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans held by it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (e)(ii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the limitations and requirements of, Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.17(d) as though it were a Lender. Each Lender that sells a participation, acting solely for tax purposes as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided, however, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to the Borrower or any other Person without such Lender's prior written consent (including, without, limitation, the identity of any participant or any information relating to such participant's participating interest) except to the extent that such disclosure is necessary to establish that a Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Lender, each Obligor and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(ii)    Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant complies with Section 2.16(f) as though it were a Lender.

(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank (or any central bank having jurisdiction over such Lender), and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(g)    No Assignments to Borrower or Affiliates. Anything in this Section 9.04 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan or LC Disbursement held by it hereunder to the Borrower or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

SECTION 9.05        Survival. All covenants, agreements, representations and warranties made by the Obligors herein and in the other Loan Documents, and in the certificates or other instruments delivered in connection with or pursuant to this Agreement and the other Loan Documents, shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect so long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or the other Loan Documents is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, any assignment or participation pursuant to Section 9.04 (with respect to matters arising prior to such assignment or participation), the repayment of the Loans and the payment of any other obligations under this Agreement or any other Loan Document, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06        Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07        Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08        Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Obligors against any of and all the obligations of the Obligors now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 9.08 are in addition to any other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09        Governing Law: Jurisdiction; Consent to Service of Process.

(a)    Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)    Submission to Jurisdiction. Each party hereto (other than any Lender that is an agency of a Governmental Authority) hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court (or, to the extent permitted by law, in such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Obligor or its properties in the courts of any jurisdiction.

(c)    Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10        WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR

ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11        Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12        Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates, directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to any pledgee referred to in Section 9.04(f) or any direct or indirect contractual counterparty in swap agreements (or to such pledgee or contractual counterparty's professional advisor), so long as such pledgee or contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 9.12, (c) to the extent requested by any regulatory authority or self-regulatory body, (d) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (e) to any other party to this Agreement, (f) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (g) subject to the execution and delivery of an agreement containing provisions substantially the same as those of this Section 9.12, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, (i) with the consent of the Obligors or (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Obligors. Unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall, prior to disclosure thereof, notify the Obligor Representative of any request for disclosure of any Information (A) by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or (B) pursuant to legal process (including agency subpoenas) and, at the expense of the Obligors, will cooperate with reasonable efforts by the Obligors to seek a protective order or other assurances that confidential treatment will be accorded such Information.

For the purposes of this Section 9.12, “Information” means all information received from the Obligor Representative relating to the Obligors or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Obligors after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 9.13        USA PATRIOT Act. Each Lender hereby notifies the Obligors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law

October 26, 2001)), it may be required to obtain, verify and record information that identifies the Obligors, which information includes the names and addresses of the Obligors and other information that will allow such Lender to identify the Obligors in accordance with said Act. The U.S. Federal Tax Identification No. of the Borrower is 48-0457967.

SECTION 9.14        Guarantee.

(a)    The Guarantee. The Subsidiary Guarantors hereby unconditionally jointly and severally guarantee, as primary obligor and not merely as surety, to each of the Guaranteed Parties and their respective successors and assigns the prompt performance and payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Obligations. The Subsidiary Guarantors hereby further unconditionally jointly and severally agree that (i) if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Obligations, the Subsidiary Guarantors will promptly pay the same upon receipt of written demand for payment thereof, without any other demand or notice whatsoever, and (ii) in the case of any extension of time of payment or renewal of any of the Obligations, the Obligations will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. This is a continuing guaranty and is a guaranty of payment and not merely of collection, and shall apply to all Obligations whenever arising.

(b)    Acknowledgments, Waivers and Consents. Each Subsidiary Guarantor agrees that its obligations under this Section 9.14 shall, to the fullest extent permitted by applicable law, be primary, absolute, irrevocable and unconditional under any and all circumstances and shall apply to any and all Obligations now existing or in the future arising. Without limiting the foregoing, each Subsidiary Guarantor agrees that:

(i)    Guarantee Absolute. The occurrence of any one or more of the following shall not affect, limit, reduce, discharge or terminate the liability of such Subsidiary Guarantor hereunder, which shall remain primary, absolute, irrevocable and unconditional as described above:

(A)    Any modification or amendment (including by way of amendment, extension, renewal or waiver), or any acceleration or other change in the manner or time for payment or performance, of the Obligations, any Loan Document or any other agreement or instrument whatsoever relating to the Obligations, or any modification of the Commitments;

(B)    any release, termination, waiver, abandonment, lapse, expiration, subordination or enforcement of any other guaranty of or insurance for any of the Obligations, or the non-perfection or release of any collateral for any of the Obligations;

(C)    any application by any of the Guaranteed Parties of the proceeds of any other guaranty of or insurance for any of the Obligations to the payment of any of the Obligations;

(D)    any settlement, compromise, release, liquidation or enforcement by any of the Guaranteed Parties of any of the Obligations;

(E)    the giving by any of the Guaranteed Parties of any consent to the merger or consolidation of, the sale of substantial assets by, or other restructuring or termination of the corporate existence of, any Obligor or any other Person, or to any disposition of any shares by any Obligor or any other Person;

(F)    any proceeding by any of the Guaranteed Parties against any Obligor or any other Person or in respect of any collateral for any of the Obligations, or the exercise by any of the Guaranteed Parties of any of their rights, remedies, powers and privileges under the Loan Documents, regardless of whether any of the Guaranteed Parties shall have proceeded against or exhausted any collateral, right, remedy, power or privilege before proceeding to call upon or otherwise enforce this Agreement;

(G)    the entering into any other transaction or business dealings with any Obligor, or any other Person; or

(H)    any combination of the foregoing.

(ii)    Waiver of Defenses. The liability of the Subsidiary Guarantors and the rights, remedies, powers and privileges of the Guaranteed Parties hereunder shall not be affected, limited, reduced, discharged or terminated, and each Subsidiary Guarantor hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising, by reason of:

(A)    the illegality, invalidity or unenforceability of any of the Obligations, any Loan Document or any other agreement or instrument whatsoever relating to any of the Obligations;

(B)    any disability or other defense with respect to any of the Obligations, including the effect of any statute of limitations, that may bar the enforcement thereof or the obligations of such Subsidiary Guarantor relating thereto;

(C)    the illegality, invalidity or unenforceability of any other guaranty of or insurance for any of the Obligations or any lack of perfection or continuing perfection or failure of the priority of any Lien on any collateral for any of the Obligations;

(D)    the cessation, for any cause whatsoever, of the liability of any Obligor with respect to any of the Obligations (other than, subject to paragraph (c) of this Section 9.14, by reason of the payment thereof);

(E)    any failure of any of the Guaranteed Parties to marshal assets, to exhaust any collateral for any of the Obligations, to pursue or exhaust any right, remedy, power or privilege it may have against any Obligor or any other Person, or to take any action whatsoever to mitigate or reduce the liability of any Subsidiary Guarantor under this Agreement, the Guaranteed Parties being under no obligation to take any such action notwithstanding the fact that any of the Obligations may be due and payable and that any Obligor may be in default of its obligations under any Loan Document;

(F)    any counterclaim, set-off or other claim which any Obligor has or claims with respect to any of the Obligations:

(G)    any failure of any of the Guaranteed Parties to file or enforce a claim in any bankruptcy, insolvency, reorganization or other proceeding with respect to any Person;

(H)    any bankruptcy, insolvency, reorganization, winding-up or adjustment of debts, or appointment of a custodian, liquidator or the like of it, or similar proceedings commenced by or against any Obligor or any other Person, including any discharge of, or bar, stay or injunction against collecting, any of the Obligations (or any interest on any of the Obligations) in or as a result of any such proceeding;

(I)    any action taken by any of the Guaranteed Parties that is authorized by this paragraph (b) or otherwise in this Agreement or by any other provision of any Loan Document, or any omission to take any such action;

(J)    any law, regulation, decree or order of any jurisdiction, or any other event, affecting any of the Obligations or any Guaranteed Party's rights with respect thereto; or

(K)    any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

(iii)    Waiver of Set-off and Counterclaim, Etc. Each Subsidiary Guarantor expressly waives, to the fullest extent permitted by law, for the benefit of each of the Guaranteed Parties, any right of set-off and counterclaim with respect to payment of its obligations hereunder, and all diligence, presentment, demand for payment or performance, notice of nonpayment or nonperformance, protest, notice of protest, notice of dishonor and all other notices or demands whatsoever, and any requirement that any of the Guaranteed Parties exhaust any right, remedy, power or privilege or proceed against any Obligor under this Agreement or any other Loan Document or other agreement or instrument referred to herein or therein, or against any other Person, and all notices of acceptance of this Agreement or of the existence, creation, incurring or assumption of new or additional Obligations. Each Subsidiary Guarantor further expressly waives the benefit of any and all statutes of limitation, to the fullest extent permitted by applicable law.

(iv)    Other Waivers. Each Subsidiary Guarantor expressly waives, to the fullest extent permitted by law, for the benefit of each of the Guaranteed Parties, any right to which it may be entitled:

(A)    that the assets of any Obligor first be used, depleted and/or applied in satisfaction of the Obligations prior to any amounts being claimed from or paid by such Subsidiary Guarantor;

(B)    to require that any Obligor be sued and all claims against such Obligor be completed prior to an action or proceeding being initiated against such Subsidiary Guarantor; and

(C)    to have its obligations hereunder be divided among the Subsidiary Guarantors, such that each Subsidiary Guarantor's obligation would be less than the full amount claimed.

(c)    Reinstatement. The obligations of each Subsidiary Guarantor under this Section 9.14 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Obligors or any other Person in respect of the Obligations is rescinded or must otherwise be restored by any holder of any of the Obligations, whether as a result of any bankruptcy, insolvency or reorganization proceeding or otherwise, and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Guaranteed Parties on demand for all out-of-pocket costs and expenses (including out-of-pocket fees of counsel) incurred by them in connection with such rescission or restoration, including any such out-of-pocket costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or the like under any bankruptcy, insolvency, reorganization or similar law.

(d)    Subrogation. Each Subsidiary Guarantor agrees that, until the final payment in full of all Obligations and the expiration or termination of the Commitments and all Letters of Credit under this Agreement, such Subsidiary Guarantor shall not exercise any right or remedy arising by reason of any performance by such Subsidiary Guarantor of its obligations hereunder, whether by subrogation, reimbursement, contribution or otherwise, against any Obligor or any other Person or any collateral for any of the Obligations.

(e)    Remedies. Each Subsidiary Guarantor agrees that, as between such Subsidiary Guarantor and the Guaranteed Parties, the obligations of any Obligor under this Agreement and the other Loan Documents may be declared to be forthwith due and payable as provided therein (and shall become automatically due and payable in the circumstances provided therein) for purposes of paragraph (a) of this Section 9.14, notwithstanding any bar, stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against such Obligor, and that, in the event of such declaration (or such obligations becoming automatically due and payable), such obligations shall forthwith become due and payable by such Subsidiary Guarantor for purposes of said paragraph (a) of this Section 9.14.

(f)    Rights of Contribution. The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Subsidiary Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any of the Obligations, each other Subsidiary Guarantor shall, on written demand of such Excess Funding Subsidiary Guarantor (but subject to the immediately following sentence), pay to such Excess Funding Subsidiary Guarantor an amount equal to such Subsidiary Guarantor's Pro Rata Subsidiary Guarantor Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Subsidiary Guarantor) of the Excess Subsidiary Guarantor Payment (as defined below) in respect of such Obligations. The payment obligation of a Subsidiary Guarantor to any Excess Funding Subsidiary Guarantor under this paragraph (f) shall be subordinate and subject in right of payment to the prior payment in full of the Obligations and such Excess Funding Subsidiary Guarantor shall not exercise any right or remedy with respect to such excess until payment in full of all of the Obligations.

For purposes of this paragraph (f), (i) “Excess Funding Subsidiary Guarantor” means a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata Subsidiary Guarantor Share of the Obligations, (ii) “Excess Subsidiary Guarantor Payment” means the amount paid by an Excess Funding Subsidiary Guarantor in excess of its Pro Rata Subsidiary Guarantor Share of the Obligations and (iii) “Pro Rata Subsidiary Guarantor Share” means, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate fair saleable value of all properties of such Subsidiary Guarantor (excluding any shares of stock of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities of all of the Subsidiary Guarantors (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Subsidiary Guarantors under the Loan Documents), determined (A) with respect to any Subsidiary Guarantor that is a party hereto on the date hereof, as of the date hereof, and (B) with respect to any other Subsidiary Guarantor, as of the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.
(g)    General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under paragraph (a) of this Section 9.14 would otherwise, taking into account the provisions of paragraph (f) of this Section 9.14, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under paragraph (a) of this Section 9.14, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Guaranteed Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

(h)    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guarantee in respect of Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.14, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 9.14 shall remain in full force and effect until the termination of the Commitments and payment in full of all Obligations (other than (x) obligations under Hedge Agreements not yet due and payable and (y) contingent indemnification obligations not yet accrued and payable) and the expiration or termination or cash collateralization of all Letters of Credit. Each Qualified ECP Guarantor intends that this Section 9.14 constitute, and this Section 9.14 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Obligor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SPRINT NEXTEL CORPORATION, as Borrower
By:	/s/ Greg D. Block
Name: Greg D. Block
Title: Vice President and Treasurer

[Credit Agreement]

GUARANTORS:

ENTERPRISE COMMUNICATIONS PARTNERSHIP

By: SprintCom ECP I, L.L.C.,
its General Partner

By:     /s/ Greg D. Block
Name: Greg D. Block
Title: Vice President and Treasurer

By: SprintCom ECP II, L.L.C.,
its General Partner

By:     /s/ Greg D. Block
Name: Greg D. Block
Title: Vice President and Treasurer

PHILLIECO EQUIPMENT AND REALTY
                     COMPANY, L.P.

By PhillieCo Sub, L.P.,
its General Partner

By:     /s/ Greg D. Block
Name: Greg D. Block
Title. Vice President and Treasurer

C FON CORPORATION
UNITED TELECOMMUNICATIONS, INC.

By:     /s/ Greg D. Block

Name: Greg D. Block
Title: Vice President and Assistant Treasurer

[Credit Agreement]

GUARANTORS CONTINUED:

ACI 900, Inc.
AGW Leasing Company, Inc.
AirGate PCS, Inc.
AirGate Service Company, Inc.
Alamosa (Delaware), Inc.
Alamosa (Wisconsin) Properties, LLC
Alamosa Delaware GP, LLC
Alamosa Holdings, Inc.
Alamosa Holdings, LLC
Alamosa Limited, LLC
Alamosa Missouri Properties, LLC
Alamosa Missouri, LLC
Alamosa PCS Holdings, Inc.
Alamosa PCS, Inc.
Alamosa Properties, LP
Alamosa Wisconsin GP, LLC
Alamosa Wisconsin Limited Partnership
American PCS Communications, LLC
American PCS, L.P.
American Personal Communications Holdings, Inc.
American Telecasting, Inc.
APC PCS, LLC
APC Realty and Equipment Company, LLC
ASC Telecom, Inc.
Assurance Wireless of South Carolina, LLC
Atlanta MDS Co., Inc.
Bluebottle USA Holdings L.P.
Bluebottle USA Investments L.P.
Boost Mobile, LLC
Boost Worldwide, Inc.
Caroline Ventures, Inc.
Dial Call Midwest, Inc.
Domestic USF Corp.

By:     /s/ Greg D. Block

Name: Greg D. Block
Title: Vice President and Treasurer

[Credit Agreement]

GUARANTORS CONTINUED:

EQF Holdings, LLC
Falcon Administration, L.L.C.
FCI 900, Inc.
G & S Television Network, Inc.
Georgia PCS Leasing, LLC
Georgia PCS Management, L.L.C.
Gulf Coast Wireless Limited Partnership
Helio LLC
Independent Wireless One Corporation
Independent Wireless One Leased Realty Corporation
IWO Holdings, Inc.
LCF, Inc.
Los Angeles MDS Company, Inc.
Louisiana Unwired, LLC
Machine License Holding, LLC
MinorCo, L.P.
NCI 700, Inc.
NCI 900 Spectrum Holdings, Inc.
New York MDS, Inc.
Nextel 220 License Acquisition Corp.
Nextel 700 Guard Band Corp.
Nextel Boost Investment, Inc.
Nextel Boost of California, LLC
Nextel Boost of New York, LLC
Nextel Boost of Texas, LLC
Nextel Boost of the Mid-Atlantic, LLC
Nextel Boost South, LLC
Nextel Boost West, LLC
Nextel Broadband, Inc.
Nextel Communications of the Mid-Atlantic, Inc.
Nextel Communications, Inc.
Nextel Data Investments 1, Inc.
Nextel Finance Company
Nextel License Acquisition Corp.
Nextel License Holdings 1, Inc.
Nextel License Holdings 2, Inc.
Nextel License Holdings 3, Inc.

By:     /s/ Greg D. Block

Name: Greg D. Block
Title: Vice President and Treasurer

[Credit Agreement]

GUARANTORS CONTINUED:

Nextel License Holdings 4, Inc.
Nextel of California, Inc.
Nextel of New York, Inc.
Nextel of Texas, Inc.
Nextel Operations, Inc.
Nextel Partners Equipment LLC
Nextel Partners of Upstate New York, Inc.
Nextel Partners Operating Corp.
Nextel Partners, Inc.
Nextel Retail Stores, LLC
Nextel South Corp.
Nextel Systems Corp.
Nextel Unrestricted Relocation Corp.
Nextel West Corp.
Nextel West Services, LLC
Nextel WIP Corp.
Nextel WIP Expansion Corp.
Nextel WIP Expansion Two Corp.
Nextel WIP Lease Corp.
Nextel WIP License Corp.
Northern PCS Services, LLC
NPCR, Inc.
NPFC, Inc.
PCS Leasing Co., L.P.
People's Choice TV Corp.
PhillieCo Partners I, L.P.
PhillieCo Partners II, L.P.
PhillieCo Sub, L.P.
PhillieCo, L.P.
Private Trans-Atlantic Telecommunications System (N.J.) Inc.
Private Transatlantic Telecommunications System, Inc.
San Francisco MDS, Inc.
SGV Corporation
SIHI New Zealand Holdco, Inc.
S-N GC GP, Inc.

By:     /s/ Greg D. Block

Name: Greg D. Block
Title: Vice President and Treasurer

[Credit Agreement]

GUARANTORS CONTINUED:

S-N GC Holdco, LLC
S-N GC LP Holdco, Inc.
SN Holdings (BR I) LLC
SN UHC 1, Inc.
SN UHC 2, Inc.
SN UHC 3, Inc.
SN UHC 4, Inc.
SN UHC 5, Inc.
Southwest PCS Properties, LLC
Southwest PCS, L.P.
Sprint Asian American, Inc.
Sprint Capital Corporation
Sprint Communications Company L.P.
Sprint Communications Company of New Hampshire, Inc.
Sprint Communications Company of Virginia, Inc.
Sprint Corporation
Sprint Corporation (Inactive)
Sprint Credit General, Inc.
Sprint Credit Limited, Inc.
Sprint eBusiness, Inc.
Sprint Enterprise Mobility, Inc.
Sprint Enterprise Network Services, Inc.
Sprint Enterprises, L.P.
Sprint eWireless, Inc.
Sprint Global Venture, Inc.
Sprint Healthcare Systems, Inc.
Sprint HoldCo, LLC
Sprint International Communications Corporation
Sprint International Holding, Inc.
Sprint International Incorporated
Sprint International Network Company LLC
Sprint Iridium, Inc.
Sprint Licensing, Inc.
Sprint Mexico, Inc.
Sprint Nextel Aviation, Inc.
Sprint Nextel Holdings (ME) Corp.

By:     /s/ Greg D. Block

Name: Greg D. Block
Title: Vice President and Treasurer

[Credit Agreement]

GUARANTORS CONTINUED:

Sprint PCS Assets, L.L.C.
Sprint PCS Canada Holdings, Inc.
Sprint PCS License, L.L.C.
Sprint Solutions, Inc.
Sprint Spectrum Equipment Company, L.P.
Sprint Spectrum Holding Company, L.P.
Sprint Spectrum L.P.
Sprint Spectrum Realty Company, L.P.
Sprint TELECENTERs Inc.
Sprint Telephony PCS, L.P.
Sprint Ventures, Inc.
Sprint Wavepath Holdings, Inc.
Sprint WBC of New York, Inc
Sprint/United Management Company
SprintCom ECP I, L.L.C.
SprintCom ECP II, L.L.C.
SprintCom Equipment Company L.P.
SprintCom, Inc
STE 14 Affiliate LLC
SWGP, L.L.C.
SWLP, L.L.C.
SWV Eight, Inc.
SWV Five, Inc.
SWV Four, Inc.
SWV One Telephony Partnership
SWV One, Inc.
SWV Seven, Inc.
SWV Six, Inc.
SWV Three Telephony Partnership
SWV Three, Inc.
SWV Two Telephony Partnership
SWV Two, Inc.
TDI Acquisition Corporation
Texas Telecommunications, LP
Texas Unwired
Tower Parent Corp.
Transworld Telecommunications, Inc.

By:     /s/ Greg D. Block

Name: Greg D. Block
Title: Vice President and Treasurer

[Credit Agreement]

GUARANTORS CONTINUED:

UbiquiTel Inc.
UbiquiTel Leasing Company
UbiquiTel Operating Company
UCOM, Inc.
Unrestricted Extend America Investment Corp.
Unrestricted Subscriber Equipment Leasing Company, Inc.
Unrestricted Subsidiary Funding Company
Unrestricted UMTS Funding Company
US Telecom of New Hampshire, Inc.
US Telecom, Inc.
US Unwired Inc.
USST of Texas, Inc.
UT Transition Corporation
Utelcom, Inc.
Velocita Wireless Holding Corp.
Velocita Wireless Holding, LLC
Via/Net Companies
Virgin Mobile USA, Inc.
Virgin Mobile USA, L.P.
VMU GP, LLC
VMU GP1, LLC
Washington Oregon Wireless Properties, LLC
Washington Oregon Wireless, LLC
Wavepath Holdings, Inc.
Wireless Broadcasting Systems of America, Inc.
Wireless Cable of Florida, Inc.
Wireless Leasing Co., Inc.
WirelessCo, L.P.
Wireline Leasing Co., Inc.

By:     /s/ Greg D. Block

Name: Greg D. Block
Title: Vice President and Treasurer

[Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, as Issuing Bank and as Lender
By:
/s/ Tiny Ruyter
Name: Tiny Ruyter
Title: Executive Director

[Credit Agreement]

CITIBANK, N.A., as Issuing Bank and as Lender
By:
/s/ Maureen P. Maroney
Name: Maureen P. Maroney
Title: Vice President

[Credit Agreement]

BANK OF AMERICA, N.A., as Issuing Bank and as Lender
By:
/s/ Christopher T. Ray
Name: Christopher T. Ray
Title: Director

[Credit Agreement]

BARCLAYS BANK PLC, as Issuing Bank and as Lender
By:
/s/ Ronnie Glenn
Name: Ronnie Glenn
Title: Vice President

[Credit Agreement]

Credit Agricole Corporate and Investment Bank, as Lender
By:
/s/ Tanya Grossley
Name: Tanya Crossley
Title: Managing Director

By:
/s/ Kestrina Budina
Name: Kestrina Budina
Title: Director

[Credit Agreement]

DEUTSCHE BANK AG NEY YORK BRANCH, as Lender
By:
/s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

By:
/s/ Ross Levitsky
Name: Ross Levitsky
Title: Managing Director

[Credit Agreement]

GOLDMAN SACHS BANK USA, as Lender
By:
/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

[Credit Agreement]

Royal Bank of Canada, as Lender
By:
/s/ Edward Valderrama
Name: Edward Valderrama
Title: Authorized Signatory

[Credit Agreement]

The Bank of Nova Scotia, as Lender
By:
/s/ Thane Rattew
Name: Thane Rattew
Title: Managing Director

[Credit Agreement]

WELLS FARGO BANK, N.A., as Issuing Bank and as Lender
By:
/s/ Reginald M. Goldsmith III
Name: Reginald M. Goldsmith III
Title: Managing Director

[Credit Agreement]